Exhibit 4.1

INDENTURE

Dated as of May 20, 2011

Among

THOMPSON CREEK METALS COMPANY INC.

THE GUARANTORS NAMED ON THE SIGNATURE PAGES HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

7.375% SENIOR NOTES DUE 2018

CROSS-REFERENCE TABLE*

Trust Indenture Act Section		Indenture Section
310	(a)	7.10
	(a)(1)	7.10
	(a)(2)	N.A.
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	N.A.
	(b)	7.10;7.08
	(c)	N.A.
311		7.03
	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.05
	(b)	12.03
	(c)	12.03
313	(a)	N.A.
	(b)(1)	N.A.
	(b)(2)	N.A.
	(c)	7.05;12.02
	(d)	N.A.
314	(a)	4.03;12.05
	(b)	N.A.
	(c)(1)	N.A.
	(c)(2)	N.A.
	(c)(3)	N.A.
	(d)	N.A.
	(e)	N.A.
	(f)	N.A.
315	(a)	N.A.
	(b)	N.A.
	(c)	N.A.
	(d)	N.A.
	(e)	N.A.
316	(a)	N.A.
	(a)(1)(A)	N.A.
	(a)(1)(B)	N.A.
	(a)(2)	N.A.
	(b)	N.A.
	(c)	N.A.
317	(a)(1)	N.A.
	(a)(2)	N.A.
	(b)	N.A.
318	(a)	N.A.
	(b)	N.A.
	(c)	12.01

N.A. means not applicable.

*  This Cross-Reference Table is not part of the Indenture.

i

		Page

Section 12.14	Table of Contents, Headings, etc	102
Section 12.15	U.S.A. PATRIOT Act	102
Section 12.16	Payments Due on Non-Business Days	102
Section 12.17	Qualification of Indenture	103
Section 12.18	Judgment Currency	103
Section 12.19	Submission to Jurisdiction	103
Section 12.20	Waiver of Immunity	104

Schedule I
Schedule II
Appendix A	Provisions Relating to Initial Notes, Additional Notes and Exchange Notes

Exhibit A	Form of Note
Exhibit B	Form of Institutional Accredited Investor Transferee Letter of Representation
Exhibit C	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors

INDENTURE, dated as of May 20, 2011, among Thompson Creek Metals Company Inc., a British Columbia corporation (the “Company”) and the Guarantors (as defined herein) listed on the signature pages hereto and Wells Fargo Bank, National Association, a national banking association, as Trustee.

W I T N E S S E T H

WHEREAS, the Company has duly authorized the creation of and issue of $350,000,000 aggregate principal amount of 7.375% Senior Notes due 2018 (the “Initial Notes”); and

WHEREAS, the Company and each of the Guarantors have duly authorized the execution and delivery of this Indenture;

NOW, THEREFORE, the Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01                                Definitions.

“Acquired Indebtedness” means, with respect to any specified Person,

(1)                                  Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1)                                  any property, plant, equipment or other asset (excluding working capital or current assets for the avoidance of doubt) to be used by the Company or a Restricted Subsidiary in a Similar Business;

(2)                                  the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3)                                  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Similar Business.

“Additional Interest” means the interest payable as a consequence of the failure to effectuate in a timely manner the exchange offer and/or shelf registration procedures set forth in the Registration Rights Agreement.

“Additional Notes” means additional Notes (other than the Initial Notes and Exchange Notes for such Initial Notes) issued from time to time under this Indenture in accordance with Section 2.01 and Section 4.09.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that exclusively for purposes of Section 4.10 and  Section 4.11, beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1)                                  1.0% of the principal amount of such Note, and

(2)                                  the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on June 1, 2014, (such redemption price being set forth in Section 3.07) plus (ii) all required interest payments due on such Note through June 1, 2014 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then-outstanding principal of such Note;

in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, amalgamation, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)                                  a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2)                                  the sale of Cash Equivalents in the ordinary course of business;

(3)                                  a disposition of inventory in the ordinary course of business;

(4)                                  a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5)                                  the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(6)                                  an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly Owned Subsidiary;

(7)                                  for purposes of Section 4.10 only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a disposition subject to Section 4.07;

(8)                                  dispositions of assets in a single transaction or a series of related transactions with an aggregate Fair Market Value of less than $5.0 million;

(9)                                  the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(10)                            dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)                            the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by Section 4.09;

(12)                            the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(13)                            foreclosure on assets;

(14)                            any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

(15)                            any disposition in connection with a financing transaction with respect to equipment acquired, replaced, repaired or improved (including any reconstruction or refurbishment) by the Company or any Restricted Subsidiary after the Issue Date; provided that (i) such disposition occurs within 180 days of such acquisition, replacement, repair or improvement and (ii) such financing transaction is permitted under Sections 4.09 and 4.12.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal, state or foreign law for the relief of debtors.

“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, and “beneficial owner” has a corresponding meaning.

“Board of Directors” means:

(1)                                  with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) the executive committee of the Board of Directors;

(2)                                  with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)                                  with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or the place of payment are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)                                  Canadian dollars, U.S. dollars or, in the case of any Foreign Subsidiary, such other local currencies held by it from time to time in the ordinary course of business;

(2)                                  securities issued or directly and fully Guaranteed or insured by the Canadian or United States government or any agency or instrumentality of Canada or the United States (provided that the full faith and credit of Canada or the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3)                                  marketable general obligations issued by any province or state of Canada or the United States of America or any political subdivision of any such province or state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either S&P or Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;

(4)                                  certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P, or “A” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and having combined capital and surplus in excess of $500.0 million;

(5)                                  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6)                                  commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(7)                                  interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above.

“Caterpillar Equipment Financing Agreement” means the Master Funding and Lease Agreement, dated as of March 30, 2011, among Caterpillar Financial Services Limited as lessor, Thompson Creek Metals Company Inc. as lessee and Terrane Metals Corp. as sub-lessee, as in effect on the Issue Date.

“Change of Control” means:

(1)                                  any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, amalgamation, consolidation or purchase of all or substantially all of their assets); or

(2)                                  the first day on which a majority of the members of the Board of Directors of the Company or any of its direct or indirect parent entities are not Continuing Directors; or

(3)                                  the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company or any of its direct or indirect parent entities and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4)                                  the adoption by the stockholders of the Company or any of its direct or indirect parent entities of a plan or proposal for the liquidation or dissolution of the Company or any of its direct or indirect parent entities; or

(5)                                  the New Parent, following the consummation of a Permitted Reorganization, ceases to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Company free and clear of all Liens (except Permitted Liens).

For the avoidance of doubt, a Permitted Reorganization shall not be deemed a “Change of Control” for all purposes of this Indenture.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” means the party named as such in the first paragraph of this Indenture or any successor obligor to its obligations under this Indenture and the Notes pursuant to Article 5.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)                                  if the Company or any Restricted Subsidiary:

(a)                                  has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of such calculation will be deemed to be:

(i)                                     the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or

(ii)                                  if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation)

and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)                                 has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)                                  if since the beginning of such period, the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes such a transaction:

(a)                                  the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)                                 Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)                                  if since the beginning of such period the Company or any Restricted Subsidiary (by merger, amalgamation or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged or amalgamated with or into the Company or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)                                  if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)                                  increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a)                                  Consolidated Interest Expense; plus

(b)                                 Consolidated Income Taxes; plus

(c)                                  consolidated depreciation expense; plus

(d)                                 consolidated amortization expense or impairment charges recorded in connection with the application of Accounting Standards Codification Topic 350, Intangibles—Goodwill and Other, or Topic 360, Property, Plant and Equipment; plus

(e)                                  consolidated depletion expense; plus

(f)                                    other non-cash charges reducing Consolidated Net Income (other than depreciation, amortization or depletion expense), including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was capitalized at the time of payment); plus

(g)                                 any expenses or charges (other than depreciation, amortization or depletion expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of Indebtedness permitted to be Incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and (ii) any amendment or other modification of the Notes; plus

(h)                                 any restructuring charges, integration costs or costs associated with establishing new facilities (which, for the avoidance of doubt, shall include retention, severance, relocation, workforce reduction, contract termination, systems establishment costs and facilities consolidation costs) certified by the chief financial officer of the Company and deducted (and not added back) in computing Consolidated Net Income; provided that the aggregate amount of all charges, expenses and costs added back under this clause (h) shall not to exceed $20.0 million in any consecutive four-quarter period; and

(2)                                  decreased (without duplication) by non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period).

Notwithstanding the foregoing, clauses (1)(b) through (h) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (1)(b) through (h) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person by, or other payments required to be made by such Person to, any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, provincial, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, with respect to any Person, for any period, the total interest expense of such Person and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1)                                  interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2)                                  amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3)                                  non-cash interest expense, but any non-cash interest income or expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;

(4)                                  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)                                  the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6)                                  costs associated with entering into Hedging Obligations (including amortization of fees) related to Indebtedness;

(7)                                  interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)                                  the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Non-Guarantor Restricted Subsidiaries payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined Canadian and U.S. federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case on a consolidated basis and in accordance with GAAP;

(9)                                  Receivables Fees; and

(10)                            the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of such Person or any of its Restricted Subsidiaries described in the final paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total interest expense will be determined (i) net of interest income, (ii) after giving effect to any net payments made or received by such Person and its Subsidiaries with respect to Interest Rate Agreements and (iii) exclusive of amounts classified as other comprehensive income in the balance sheet of such Person. Notwithstanding anything to the contrary contained herein, (i) without duplication of clause (9) above, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which such Person or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense and (ii) any imputed interest in respect of any Deferred Revenue Financing Arrangement shall not be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income on an after-tax basis:

(1)                                  any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a)                                  subject to the limitations contained in clauses (3) through (13) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)                                 the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2)                                  solely for the purpose of determining the amount available for Restricted Payments under clause (C)(i) of Section 4.07(a) any net income (but not loss) of any Restricted Subsidiary (other than a Subsidiary Guarantor) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)                                  subject to the limitations contained in clauses (3) through (13) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)                                 the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)                                  any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Company or such Restricted Subsidiary, other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Company;

(4)                                  any income or loss from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(5)                                  any extraordinary gain or loss;

(6)                                  any impairment charge or asset write-off, including, without limitation, impairment charges or asset write-offs related to intangible assets, long-lived assets or investments in debt and equity securities, in each case pursuant to GAAP;

(7)                                  any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, director or employees;

(8)                                  any unrealized net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815, Derivatives and Hedging;

(9)                                  any net gain or loss resulting in such period from currency translation gains or losses pursuant to Accounting Standards Codification Topic 830, Foreign Currency Matters, related to currency remeasurements of Indebtedness;

(10)                            any net income or loss included in the consolidated statement of operations with respect to noncontrolling interests due to the application of Accounting Standards Codification Topic 810, Consolidation;

(11)                            any non-cash gain or loss recorded pursuant to GAAP or applicable Emerging Issues Task Force (EITF) guidance relating to changes in the fair value of the Existing Warrants and any other warrants of the Company or any Restricted Subsidiary that are consideration for any Investment made pursuant to clause (2) of the definition of “Permitted Investment”;

(12)                            the effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition; and

(13)                            the cumulative effect of a change in accounting principles.

Any cash amounts dividended, distributed, loaned or otherwise transferred to any direct or indirect parent entity by the Company or its Restricted Subsidiaries pursuant to clause (12) of Section 4.07(b), without duplication of any amounts otherwise deducted in calculating Consolidated Net Income, the funds for which are provided by the Company and/or its Restricted Subsidiaries, shall be deducted in calculating the Consolidated Net Income of the Company and its Restricted Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company or any of its direct or indirect parent entities, as the case may be, who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.02 or such other address as to which the Trustee may give notice to the Holders and the Company.

“Convertible Notes” means Indebtedness of the Company that is optionally convertible into Common Stock of the Company (and/or cash based on the value of such Common Stock) and/or Indebtedness of a Subsidiary of the Company that is optionally exchangeable for Common Stock of the Company (and/or cash based on the value of such Common Stock).

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt Facility” means one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustee and whether provided under the original Senior Credit Facility or any other credit or other agreement or indenture).

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Initial Note, Additional Note or Exchange Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Deferred Revenue Financing Arrangement” means any financing transaction pursuant to which (a) the Company or any of its Restricted Subsidiaries receives cash advances or deposits in respect of future revenues from the sale of specified mineral assets to a Person other than an Affiliate, (b) such advances or deposits are recorded as long-term liabilities, but not as debt, on the consolidated balance sheet of the Company and (c) such long-term liability is amortized upon the delivery of such mineral assets. For the avoidance of doubt, the Gold Stream Transaction is a Deferred Revenue Financing Arrangement for purposes of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)                                  matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)                                  is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3)                                  is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Company or its Restricted Subsidiaries, as applicable, are not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Company with Section 4.10 and Section 4.14 and such repurchase or redemption complies with Section 4.07.

“DTC” means The Depository Trust Company.

“Equity Offering” means a public offering for cash by the Company or any direct or indirect parent of the Company, as applicable, of its Common Stock, or options, warrants or rights with respect to its Common Stock (in the case of an offering by any direct or indirect parent of the Company, to the extent such cash proceeds are contributed to the Company), other than (1) public offerings with respect to the Company’s or any such direct or indirect parent’s, as applicable, Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (2) an issuance to any Subsidiary or (3) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the Notes issued in a registered exchange offer for the Initial Notes or initial Additional Notes pursuant to the Registration Rights Agreement.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Existing Warrants” means (a) common share purchase warrants issued by the Company in October 2006 (i) in connection with the acquisition of Thompson Creek Metals Company USA and (ii) to a former shareholder of Thompson Creek Metals Company USA, in the case of each of (i) and (ii), each such warrant entitling the holder to purchase common shares of the Company at a price of C$9.00 per share until October 23, 2011, and (b) common share purchase warrants previously issued by Terrane Metals Corp. and assumed by the Company in connection with the acquisition of Terrane Metals Corp., which expire on June 21, 2012, each such warrant entitling the holder to receive cash in the amount of C$0.05 and 0.052 shares of the Company’s Common Stock.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Senior Management of the Company in good faith; provided that if the fair market value exceeds $10.0 million, such determination shall be made by the Board of Directors of the Company or an authorized committee thereof in good faith (including as to the value of all non-cash assets and liabilities).

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in this Indenture.

“Gold Stream Transaction” means the Company’s Deferred Revenue Financing Arrangement in the aggregate amount of $311.5 million pursuant to the Purchase and Sale Agreement, dated October 20, 2010, among the Company, Terrane Metals Corp., Royal Gold, Inc. and RGL Royalty AG, as in effect on the Issue Date, in respect of the payable gold expected to be produced at the Company’s Mt. Milligan project.

“Government Securities” means securities that are (1) direct obligations of Canada or the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of Canada or the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of Canada or the United States of America, as the case may be, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)                                  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)                                  entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each Restricted Subsidiary in existence on the Issue Date that provides a Note Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Note Guarantee in accordance with this Indenture), as well as any Parent Guarantor; provided that upon release or discharge of such Restricted Subsidiary from its Note Guarantee in accordance with this Indenture, such Restricted Subsidiary ceases to be a Guarantor.

“Guarantor Pari Passu Indebtedness” means Indebtedness of a Guarantor that ranks equally in right of payment to its Note Guarantee.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Guarantor under its Note Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)                                  indebtedness of such Person for borrowed money;

(2)                                  obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)                                  the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4)                                  the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (including earn-out obligations), which purchase price is due after the date of placing such property in service or taking delivery and title thereto and is required to be reflected as a liability on the balance sheet of such Person in accordance with GAAP, except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business;

(5)                                  Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(6)                                  the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Non-Guarantor Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)                                  the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)                                  the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(9)                                  to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time); and

(10)                            to the extent not otherwise included in this definition, the amount of obligations outstanding under the legal documents entered into as part of a securitization transaction or series of securitization transactions that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase outstanding relating to a securitization transaction or series of securitization transactions.

Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness”; provided that such money is held to secure the payment of such interest. In addition, for the avoidance of doubt, (i) obligations of any Person under a Permitted Bond Hedge or a Permitted Warrant and (ii) any long-term liabilities recorded on the Company’s balance sheet, other than as debt, pursuant to the Gold Stream Transaction or any other Deferred Revenue Financing Arrangement shall not be deemed to be “Indebtedness.”

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)                                  such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2)                                  such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3)                                  there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a)                                  the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)                                 if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Initial Purchasers” means J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Banco Bilbao Vizcaya Argentaria, S.A., RBC Capital Markets, LLC, SG Americas Securities, LLC, Standard Bank Plc and UBS Securities LLC.

“interest” with respect to the Notes means interest with respect thereto and Additional Interest, if any.

“Interest Payment Date” means June 1 and December 1 of each year to stated maturity of the Notes.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit (other than a time deposit)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)                                  Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture;

(2)                                  endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)                                  an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of Section 4.07,

(1)                                  “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary that is to be designated an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary;

(2)                                  any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3)                                  if the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Issue Date” means May 20, 2011.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)                                  all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Canadian and U.S. federal, state, provincial and local taxes, and all foreign taxes, required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)                                  all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)                                  all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)                                  the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“New Parent” has the meaning set forth in the definition of “Permitted Reorganization.”

“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1)                                  as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)                                  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)                                  the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and the Company’s other Obligations under this Indenture by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture hereto, and, collectively, all such Guarantees.

“Notes” means the Initial Notes and any note authenticated and delivered under this Indenture.  For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued under a supplemental indenture and notes to be issued or authenticated upon transfer, replacement or exchange of Notes.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable Canadian or U.S. federal or state law or under any foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated May 13, 2011, relating to the sale of the Initial Notes.

“Offer to Purchase” means an Asset Disposition Offer or a Change of Control Offer.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company. Officer of any Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer, or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Parent Guarantor” means any other direct or indirect parent of the Company that may in the future provide a Note Guarantee, including, to the extent required by Section 4.15, the New Parent following any Permitted Reorganization.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes, in the case of the Company, or the Note Guarantees, in the case of any Guarantor (without giving effect to collateral arrangements).

“Permitted Bond Hedge” means any call options or capped call options referencing the Company’s Common Stock purchased by the Company concurrently with the issuance of Convertible Notes to hedge the Company’s or any Subsidiary issuer’s obligations under such Indebtedness.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)                                  a Restricted Subsidiary;

(2)                                  any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a)                                  such Person becomes a Restricted Subsidiary; or

(b)                                 such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(3)                                  cash and Cash Equivalents;

(4)                                  receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)                                  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)                                  loans or advances to employees, Officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business in an aggregate amount not in excess of $2.0 million at any time outstanding (without giving effect to the forgiveness of any such loan);

(7)                                  any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a)                                  in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b)                                 as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)                                  Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 4.10 or any other disposition of assets not constituting an Asset Disposition;

(9)                                  Investments in existence on the Issue Date;

(10)                            Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.09;

(11)                            Guarantees issued in accordance with Section 4.09;

(12)                            Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(13)                            Investments by means of any payment of cash by the Company or any Subsidiary issued upon conversion or exchange of any Convertible Notes, and Investments in any Permitted Bond Hedge;

(14)                            Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (14), in an aggregate amount at the time of such Investment not to exceed the greater of (x) $75.0 million and (y) 3.0% of Total Tangible Assets outstanding at any one time (net of the cash return thereon received as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization that is not included in Consolidated Net Income), in each case, with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value;

(15)                            a Permitted Reorganization;

(16)                            Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business; and

(17)                            Investments in escrow or trust funds in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1)                                  Liens securing Indebtedness and other obligations permitted to be Incurred under clause (1) of Section 4.09(b), related Hedging Obligations and related banking services or cash management obligations and Liens on assets of Restricted Subsidiaries securing Guarantees of such Indebtedness and such other obligations of the Company;

(2)                                  pledges or deposits by such Person under workers’ compensation laws, unemployment insurance or social security laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure bid, performance, surety, reclamation, remediation, appeal or similar bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)                                  Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business;

(4)                                  Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)                                  Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6)                                  encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially impair their use in the operation of the business of such Person;

(7)                                  Liens securing Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(8)                                  leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)                                  judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)                            Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11)                            Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)                                  such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the U.S. Federal Reserve Board; and

(b)                                 such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12)                            Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13)                            Liens existing on the Issue Date (other than Liens permitted under clause (1));

(14)                            Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided, further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15)                            Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16)                            Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

(17)                            Liens securing the Notes and the Note Guarantees;

(18)                            Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17) and (18) of this definition; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)                            any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20)                            Liens in favor of the Company or any Restricted Subsidiary;

(21)                            Liens under industrial revenue, municipal or similar bonds;

(22)                            Liens securing obligations under the Gold Stream Transaction or any other Deferred Revenue Financing Arrangement;

(23)                            Liens securing obligations (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed $30.0 million;

(24)                            Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations); provided that at the time of Incurrence and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, the Secured Leverage Ratio of the Company would not exceed 2.00 to 1.0;

(25)                            Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or a Restricted Subsidiary in the ordinary course of business; and

(26)                            Liens granted in the ordinary course of business on the unpaid portion of insurance premiums securing Indebtedness permitted by clause (13) of Section 4.09(b).

“Permitted Reorganization” means a transaction or series of transactions pursuant to which all of the issued and outstanding Capital Stock of the Company is exchanged for Capital Stock of a newly formed Person (the “New Parent”), organized under the laws of United States, Canada, Switzerland, the United Kingdom or any other member state of the European Economic Area, so long as (i) the Company is able to Incur at least an additional $1.00 of Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in Section 4.09(a), (ii) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, (iii) such transaction or series of transactions is permitted under the Senior Credit Facility, if any, as in effect on the date of such Permitted Reorganization, (iv) the New Parent provides a Note Guarantee in accordance with Section 4.15 to the extent required thereunder and (v) the Company delivers to the Trustee an Officers’ Certificate stating that all conditions precedent provided for in this Indenture relating to such transaction or series of transactions have been complied with.

“Permitted Warrant” means any call option in respect of the Company’s Common Stock sold by the Company concurrently with the issuance of Convertible Notes.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Rating Agency” means each of S&P and Moody’s or, if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a securitization transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a securitization transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Record Date” for the interest or Additional Interest, if any, payable on any applicable Interest Payment Date means May 15 or November 15 (whether or not a Business Day) preceding such Interest Payment Date.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)                                  (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2)                                  the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)                                  such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith);

(4)                                  if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Note Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5)                                  Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Restricted Subsidiary that refinances Indebtedness of the Company or a Guarantor.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Issue Date by and among the Company, the Guarantors and J.P. Morgan Securities LLC, as Representative of the Initial Purchasers and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended from time to time.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any managing director, director, vice president, assistant vice president, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s, a division of The McGraw Hill Companies, Inc. and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person, except any transfer or disposition in connection with a financing transaction with respect to equipment acquired, replaced, repaired or improved (including any reconstruction or refurbishment) by the Company or any Restricted Subsidiary after the Issue Date; provided that such transfer or disposition occurs within 180 days of such acquisition, replacement, repair or improvement.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Secured Leverage Ratio” means, as of any date of determination with respect to any Person, the ratio of (1) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (2) Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available. In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Secured Indebtedness subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Leverage Ratio is made, then the Secured Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four fiscal quarter period. The Secured Leverage Ratio shall be calculated in a manner consistent with the definition of “Consolidated Coverage Ratio,” including any pro forma adjustments to Consolidated EBITDA as set forth therein (including for acquisitions).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facility” means the Credit Agreement, dated as of December 10, 2010, as amended by the First Amendment to the Credit Agreement, dated as of February 24, 2011, and the Second Amendment to the Credit Agreement, dated as of the Issue Date, among the Company, the guarantors parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders parties thereto from time to time, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder; provided that such additional Indebtedness is Incurred in accordance with Section 4.09).

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Senior Management” means the chief executive officer and the chief financial officer of the Company.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (2) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (1) and (2), at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Subsidiary Guarantor” means any Guarantor that is a Restricted Subsidiary of the Company.

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto, and, for the avoidance of doubt, including any withholding or deduction for or on account of any of the foregoing). “Taxes” shall be construed to have a corresponding meaning.

“Total Tangible Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent balance sheet of the Company minus (1) goodwill and other intangible assets of the Company and its Restricted Subsidiaries reflected on such balance sheet and (2) the outstanding amount of Investments in and assets of Unrestricted Subsidiaries.

“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the Restricted Notes Legend.

“Treasury Rate” means as of any date of redemption of Notes the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least three Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to June 1, 2014; provided, however, that if the period from the redemption date to June 1, 2014 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date June 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).

“Trustee” means Wells Fargo Bank, National Association, a national banking association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” means:

(1)                                  any Subsidiary of the Company which at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)                                  any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, amalgamation or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)                                  such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)                                  all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist only of Non-Recourse Debt, except to the extent permitted under clause (4)(c) of Section 4.09(b);

(3)                                  such designation and the Investment of the Company in such Subsidiary complies with Section 4.07;

(4)                                  such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5)                                  such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)                                  to subscribe for additional Capital Stock of such Person; or

(b)                                 to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6)                                  on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions; provided, that no such resolution or Officers’ Certificate shall be required with respect to the designation of Highlands Ranch, LLC, Howards Pass General Partner Corp., Howards Pass Metals Limited Partnership, Maze Lake General Partner Corp., Maze Lake Metals Limited Partnership and Thompson Creek UK Limited as Unrestricted Subsidiaries as of the Issue Date. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture, and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a) on a pro forma basis taking into account such designation.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

Section 1.02                                Other Definitions.

Term	Defined in Section

“Additional Amounts”	2.13(b)
“Acceptable Commitment”	4.10(a)
“Agent Members”	2.1(c) of Appendix A
“Affiliate Transaction”	4.11(a)
“Applicable Procedures”	1.1(a) of Appendix A
“Asset Disposition Offer”	4.10(b)

Term	Defined in Section

“Asset Disposition Offer Amount”	3.10(b)
“Asset Disposition Offer Period”	3.10(b)
“Asset Disposition Purchase Date”	3.10b)
“Authentication Order”	2.02(c)
“Change of Control Offer”	4.14(a)
“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)
“Clearstream”	1.1(a) of Appendix A
“Covenant Defeasance”	8.03
“Definitive Notes Legend”	2.3(e) of Appendix A
“Distribution Compliance Period”	1.1(a) of Appendix A
“Documentary Taxes”	2.13(g)
“Euroclear”	1.1(d) of Appendix A
“Event of Default”	6.01(a)
“Excess Proceeds”	4.10(b)
“Expiration Date”	1.05(j)
“Global Note”	2.1(b) of Appendix A
“Global Notes Legend”	2.3(e) of Appendix A
“IAI”	1.1(a) of Appendix A
“IAI Global Note”	2.1(b) of Appendix A
“Judgment Currency”	12.18
“Legal Defeasance”	8.02(a)
“Note Register”	2.03(a)
“OID Notes Legend”	2.3(e) of Appendix A
“Paying Agent”	2.03(a)
“payment default”	6.01(a)
“QIB”	1.1(a) of Appendix A
“Registrar”	2.03(a)
“Regulation S”	1.1(a) of Appendix A
“Regulation S Global Note”	2.1(b) of Appendix A
“Regulation S Notes”	2.1(a) of Appendix A
“Reinstatement Date”	4.17(a)
“Restricted Payments”	4.07(a)
“Restricted Notes Legend”	2.3(e) of Appendix A
“Rule 144”	1.1(a) of Appendix A
“Rule 144A”	1.1(a) of Appendix A
“Rule 144A Global Note”	2.1(b) of Appendix A
“Rule 144A Notes”	2.1(a) of Appendix A
“Second Commitment”	4.10(a)
“Successor Company”	5.01(a)
“Successor Guarantor”	5.01(c)
“Suspended Covenants”	4.17(a)
“Suspension Period”	4.17(a)
“Taxing Jurisdiction”	2.13(b)
“Unrestricted Global Note”	1.1(a) of Appendix A

Section 1.03           Rules of Construction.

Unless the context otherwise requires:

(1)                                  a term defined in Section 1.01 or 1.02 has the meaning assigned to it therein, and a term used herein that is defined in the Trust Indenture Act, either directly or by reference therein, shall have the meaning assigned to it therein;

(2)                                  an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)                                  “or” is not exclusive;

(4)                                  words in the singular include the plural, and words in the plural include the singular;

(5)                                  provisions apply to successive events and transactions;

(6)                                  unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Indenture;

(7)                                  the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(8)                                  “including” means including without limitation;

(9)                                  references to sections of, or rules under, the Securities Act, the Exchange Act or the Trust Indenture Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(10)                            unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture; and

(11)                            in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions, the Company may classify such transaction as it, in its sole discretion, determines.

Section 1.04                                Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the Trust Indenture Act as applicable to this Indenture, the provision is incorporated by reference in and made a part of this Indenture.

The following Trust Indenture Act terms used in this Indenture have the following meanings:

“Commission” means the SEC;

“indenture securities” means the Notes;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.

Section 1.05                                Acts of Holders.

(a)                                  Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing.  Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company and the Guarantors.  Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee, the Company and the Guarantors, if made in the manner provided in this Section 1.05.

(b)                                 The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee.  Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same.  The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)                                  The ownership of Notes shall be proved by the Note Register.

(d)                                 Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Company or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

(e)                                  The Company may set a record date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, or to vote on any action authorized or permitted to be taken by Holders; provided that the Company may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in clause (f) below.  Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or vote or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation or vote.  If any record date is set pursuant to this clause (e), the Holders on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes, or each affected Holder, as applicable, on such record date.

Promptly after any record date is set pursuant to this paragraph, the Company, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder in the manner set forth in Section 12.02.

(f)                                    The Trustee may set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.01(a), (2) any declaration of acceleration referred to in Section 6.02, (3) any direction referred to in Section 6.05 or (4) any request to pursue a remedy referred to in Section 6.06(2).  If any record date is set pursuant to this paragraph, the Holders on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes or each affected Holder, as applicable, on such record date.  Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Company’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Company and to each Holder in the manner set forth in Section 12.02.

(g)                                 Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.  Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(h)                                 Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(i)                                     The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date.  No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.

(j)                                     With respect to any record date set pursuant to this Section 1.05, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 12.02, on or prior to both the existing and the new Expiration Date.  If an Expiration Date is not designated with respect to any record date set pursuant to this Section 1.05, the party hereto which set such record date shall be deemed to have initially designated the

90th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).

ARTICLE 2

THE NOTES

Section 2.01           Form and Dating; Terms.

(a)                                  Provisions relating to the Initial Notes, Additional Notes, Exchange Notes and any other Notes issued under this Indenture are set forth in Appendix A hereto, which is hereby incorporated in and expressly made a part of this Indenture.  The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture.  The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Company or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).  Each Note shall be dated the date of its authentication.  The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b)                                 The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Company pursuant to an Asset Disposition Offer as provided in Section 4.10 or a Change of Control Offer as provided in Section 4.14, and otherwise as not prohibited by this Indenture.  The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first interest payment date and the initial interest accrual date; such Additional Notes also may not have the benefit of any registration rights) as the Initial Notes; provided that the Company’s ability to issue Additional Notes shall be subject to the Company’s compliance with Section 4.09.  Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

In authenticating and delivering Additional Notes, the Trustee shall receive and shall be fully protected in conclusively relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 12.04, an Opinion of Counsel (i) as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes, (ii) stating that the form and terms of such Additional Notes have been established by a supplemental indenture and pursuant to a resolution of the Board of Directors in conformity with the provisions of this Indenture and (iii) stating that all laws and requirements in respect of the execution and delivery by the Company of such Additional Notes have been complied with.

Section 2.02           Execution and Authentication.

(a)                                  At least one Officer shall execute the Notes on behalf of the Company by manual or facsimile signature.  If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(b)                                 A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of an authorized signatory of the Trustee.  The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(c)                                  On the Issue Date, the Trustee shall, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate and deliver the Initial Notes.  In addition, at any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes and Exchange Notes in an aggregate principal amount specified in such Authentication Order for such Additional Notes or Exchange Notes issued hereunder.

(d)                                 The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03           Registrar and Paying Agent.

(a)                                  The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange.  The Company may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent.  The Company may change any Paying Agent or Registrar without prior notice to any Holder; provided, however, that no such removal shall become effective until (i) acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by the Depositary’s procedures or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the Trust Indenture Act.  The agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07.  The Company or any Wholly-Owned Subsidiary incorporated or organized within the United States of America may act as Paying Agent (except for purposes of Section 8) or Registrar.

(b)                                 The Company initially appoints The Depository Trust Company to act as Depositary with respect to the Global Notes.  The Company initially appoints the Trustee to act as Paying Agent and Registrar for the Notes, for which the Trustee shall be Custodian.

Section 2.04           Paying Agent to Hold Money in Trust.

The Company shall, no later than 11:00 a.m. (New York City time) on each due date for the payment of principal, premium, if any, and interest on any of the Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held in trust for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee in writing of its action or failure so to act.  The Company shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, and interest on the Notes, and shall notify the Trustee in writing of any default by the Company in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent.  Upon payment over to the Trustee, a Paying Agent shall have no further liability for the money.  If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05           Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act Section 312(a).  If the Trustee is not the Registrar, the Company shall furnish to the Trustee in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may reasonably request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, and the Company shall otherwise comply with Trust Indenture Act Section 312(a). Neither the Company nor the Trustee will be held accountable by reason of any disclosure of information as to names and addresses of Holders made pursuant to the Trust Indenture Act.

Section 2.06           Transfer and Exchange.

(a)                                  The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.

(b)                                 To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(c)                                  No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange (other than pursuant to Section 2.07), but the Holders shall be required to pay any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.10, 4.10, 4.14 and 9.05).

(d)                                 All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange. Any Holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interest in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such

Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(e)                                  Neither the Company nor the Registrar shall be required (1) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 15 days before the sending of a notice of redemption pursuant to Section 3.03 and ending at the sending of such notice of redemption, (2) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (3) to register the transfer of or to exchange any Note between a Record Date and the next succeeding Interest Payment Date.

(f)                                    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and (subject to the Record Date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(g)                                 Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 4.02, the Company shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount so long as the requirements of this Indenture are met.

(h)                                 At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency so long as the requirements of this Indenture are met. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Appendix A so long as the requirements of this Indenture are met.

(i)                                     All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic transmission.

Section 2.07           Replacement Notes.

(a)                                  If a mutilated Note is surrendered to the Registrar or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Registrar receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s reasonable requirements are otherwise met.  An indemnity bond must be provided by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Company may charge the Holder for the expenses of the Company and the Trustee in replacing a Note.  The Company and the Trustee may charge the Holder for their reasonable expenses in replacing a Note. Every replacement Note is a contractual obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.  Notwithstanding the foregoing provisions of this Section 2.07, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note. Upon the issuance of any replacement Note under this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of the Trustee) connected therewith.

(b)                                 The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

Section 2.08           Outstanding Notes.

(a)                                  The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, those described in this Section 2.08 as not outstanding and, solely to the extent provided for in Article 8, Notes which are subject to Legal Defeasance or Covenant Defeasance as provided in Section 8.01.  Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; provided that Notes held by the Company or a Subsidiary of the Company will not be deemed to be outstanding for purposes of Section 3.07(b).

(b)                                 If a Note is replaced or paid pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York.

(c)                                  If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

(d)                                 If a Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to an Offer to Purchase, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09           Treasury Notes.

In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.  Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company or any obligor upon the Notes or any Affiliate of the Company or of such other obligor.

Section 2.10           Temporary Notes.

Until definitive Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Company, without charge to the Holder.  Until so exchanged, the Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11           Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act).  Certification of the disposal of all cancelled Notes shall, upon the written request of the Company, be delivered to the Company.  The Trustee shall retain all canceled Notes in accordance with its standard procedures (subject to the record retention requirements of the Exchange Act), and copies of the canceled Notes shall be provided to the Company upon the Company’s written request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation. If the Company acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of Indebtedness represented by such Notes unless or until the same are delivered to the Trustee for cancellation.  The Trustee shall not authenticate Notes in place of cancelled Notes other than pursuant to the terms of this Indenture.

Section 2.12           Defaulted Interest.

(a)                                  If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01.  The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12.  The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall send, or cause to be sent to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid.

(b)                                 Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.

Section 2.13           Additional Amounts.

(a)                                  All payments made by or on behalf of the Company under or with respect to any Notes (or by any Guarantor with respect to any Guarantee of any Notes) will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes, unless the Company (or such Guarantor) is required to withhold or deduct such Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency.

(b)                                 If the Company (or any Guarantor) is required to withhold or deduct from any payment made under or with respect to the Notes any amount for or on account of any Taxes imposed under the laws of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax or by or on behalf of any jurisdiction in which the Company (or any Guarantor) is then incorporated, engaged in business or resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein or any jurisdiction from or through which payment is made by or on behalf of the Company (or any Guarantor) (each a “Taxing Jurisdiction”), the Company (or such Guarantor) will pay to each Holder such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided, however, no Additional Amounts will be payable to a Holder with respect to:

(1)                                  a payment which is subject to such Taxes by reason of the Holder or beneficial owner of the Notes being a Person with which the Company (or a relevant Guarantor) does not deal at arm’s length for the purposes of the Income Tax Act (Canada) at the time of the making of such payment;

(2)                                  a payment which is subject to such Taxes by reason of the Holder or beneficial owner of the Notes being a resident, domiciliary or national of, or engaged in business or maintaining a permanent establishment or other presence in or otherwise having some present or former connection with the relevant Taxing Jurisdiction in which such Taxes are imposed otherwise than by the mere acquisition or holding of the Notes or the receipt of payments or enforcement of its rights thereunder;

(3)                                  a payment which is subject to such Taxes by reason of the Holder’s or beneficial owner of the Notes’ failure to comply with any certification, identification, documentation or other reporting requirements if such compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Taxes; or

(4)                                  any combination of the above items.

The Company (or such Guarantor) will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant Taxing Authority in accordance with applicable law.

(c)                                  Upon request, the Company (or such Guarantor) will furnish to the Trustee, within 60 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts or other documents evidencing such payment by it.

(d)                                 The Company and each Guarantor will, jointly and severally, indemnify and hold harmless each Holder or beneficial owner of the Notes and upon written request reimburse each such Holder or beneficial owner of the Notes for the amount (excluding any Additional Amounts that have previously been paid pursuant to this Section 2.13) of:

(1)                                  any Taxes so levied or imposed and paid by such Holder or beneficial owner as a result of payments made under or with respect to the Notes to the extent that the Holder is entitled to Additional Amounts with respect thereto;

(2)                                  any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; and

(3)                                  any Canadian Taxes imposed with respect to any reimbursement under this Section 2.13(d) to the extent that the Holder is entitled to Additional Amounts with respect thereto.

(e)                                  Wherever in this Indenture there is mentioned, in any context, the payment of principal (and premium, if any), interest, if any, or any other amount payable under or with respect to a debt security, such mention will be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(f)                                    The Company will pay when due any present or future stamp, transfer, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise in any Taxing Jurisdiction from the initial execution, delivery or registration of the Notes or any other document or instrument relating thereto, except as described in this Indenture with respect to transfer or exchange of the Notes (“Documentary Taxes”).

(g)                                 The Company’s and each Guarantor’s obligation to make payments of Additional Amounts, any indemnification payment and Documentary Taxes under the terms and conditions described above will survive any termination, defeasance or discharge of this Indenture.

Section 2.14           CUSIP and ISIN Numbers.

The Company in issuing the Notes may use CUSIP or ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP or ISIN numbers in notices of redemption or exchange or in Offers to Purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or in Offers to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange or Offer to Purchase shall not be affected by any defect in or omission of such numbers.  The Company shall promptly notify the Trustee in writing of any change in the CUSIP or ISIN numbers.

Section 2.15           Computation of Interest.

Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

ARTICLE 3

REDEMPTION

Section 3.01           Notices to Trustee.

If the Company elects to redeem Notes pursuant to Section 3.07 or 3.09, it shall furnish to the Trustee, at least five Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 3.03 (unless a shorter notice shall be agreed to by the Trustee in writing) but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (1) the paragraph or subparagraph of such Note or Section of this Indenture pursuant to which the redemption shall occur, (2) the redemption date, (3) the principal amount of the Notes to be redeemed and (4) the redemption price, if then ascertainable.

Section 3.02           Selection of Notes to Be Redeemed or Purchased.

(a)                                  If less than all of the Notes are to be redeemed pursuant to Section 3.07 or 3.09 or purchased in an Offer to Purchase at any time, the Trustee shall select the Notes to be redeemed or purchased (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or (2) if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate, and in accordance with the procedures of the Depositary in the case of Global Notes.  In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the then outstanding Notes not previously called for redemption or purchase.

(b)                                 The Trustee shall promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased.  Notes and portions of Notes selected shall be in amounts of $1,000 or whole number multiples of $1,000; no Notes of $2,000 or less shall be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

(c)                                  After the redemption date, upon surrender of a Note to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note, representing the same Indebtedness to the extent not redeemed, shall be issued in the name of the Holder of the Notes upon cancellation of the original Note (or appropriate book entries shall be made to reflect such partial redemption).

Section 3.03           Notice of Redemption.

(a)                                  Subject to Section 3.10, the Company shall send, or cause to be sent (or, in the case of Notes held in book-entry form, by electronic transmission) notices of redemption of Notes at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed pursuant to this Article at such Holder’s registered address or otherwise in accordance with the procedures of the Depositary, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11.

(b)                                 The notice shall identify the Notes to be redeemed (including CUSIP and ISIN number, if applicable) and shall state:

(1)                                  the redemption date;

(2)                                  the redemption price, including the portion thereof representing any accrued and unpaid interest; provided that in connection with a redemption under Section 3.07(a), the notice need not set forth the redemption price but only the manner of calculation thereof;

(3)                                  if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed;

(4)                                  the name and address of the Paying Agent;

(5)                                  that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)                                  that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)                                  the paragraph or subparagraph of the Notes or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8)                                  that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(9)                                  if applicable, any condition to such redemption.

(c)                                  At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided that the Company shall have delivered to the Trustee, at least five Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(b).

Section 3.04           Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price (except as provided for in Section 3.07(f)).  The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice.  In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.  Subject to Section 3.05, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05           Deposit of Redemption or Purchase Price.

(a)                                  No later than 11:00 a.m. (New York City time) on the redemption or purchase date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date.  If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Holder of record on such Record Date.  The Paying Agent shall promptly mail to each Holder whose Notes are to be redeemed or repurchased the applicable redemption or purchase price thereof and accrued and unpaid interest thereon.  The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

(b)                                 If the Company complies with the provisions of Section 3.05(a), on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase.  If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid on the relevant Interest Payment Date to the Person in whose name such Note was registered at the close of business on such Record Date, and no additional interest shall be payable to Holders whose

Notes shall be subject to redemption by the Company.  If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and, to the extent lawful, on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06           Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and, upon receipt of an Authentication Order, the Trustee shall promptly authenticate and mail to the Holder (or cause to be transferred by book entry) at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same Indebtedness to the extent not redeemed or purchased; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate such new Note.

Section 3.07           Optional Redemption.

(a)                                  At any time prior to June 1, 2014, the Company may redeem the Notes, in whole but not in part, upon not less than 30 nor more than 60 days’ prior written notice sent to each Holder or otherwise in accordance with the procedures of the Depositary at a redemption price equal to 100% of the aggregate principal amount of the Notes plus the Applicable Premium, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date). Promptly after the determination thereof, the Company shall give the Trustee notice of the redemption price provided for in this Section 3.07(a), and the Trustee shall not be responsible for such calculation.

(b)                                 Prior to June 1, 2014, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price equal to 107.375 % of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date); provided that (1) at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and (2) such redemption occurs within 90 days after the closing of such Equity Offering.

(c)                                  Except pursuant to clause (a) or (b) of this Section 3.07 or pursuant to Section 3.09, the Notes shall not be redeemable at the Company’s option prior to June 1, 2014.

(d)                                 On and after June 1, 2014, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ written notice, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date), if redeemed during the twelve-month period beginning on June 1 of each of the years indicated below:

Year	Percentage
2014	105.531%
2015	103.688%

Year	Percentage
2016	101.844%
2017 and thereafter	100.000%

(e)                                  Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

(f)                                    Any redemption notice in connection with this Section 3.07 may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction.

(g)                                 The Company or its Affiliates may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Indenture.

Section 3.08           Mandatory Redemption.

The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09           Tax Redemption.

(a)                                  The Company may redeem the Notes, in whole but not in part, upon not less than 30 nor more than 60 days’ prior written notice sent to each Holder or otherwise in accordance with the procedures of the Depositary, at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date), if the Company determines that as a result of any change in, repeal of or amendment to any laws (or any regulations or rulings promulgated thereunder) of Canada or of any official position regarding the application or interpretation of such laws, regulations or rulings by any legislative body, court, governmental agency or regulatory authority (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Issue Date, the Company has or will become obligated to pay, on the next succeeding payment date, Additional Amounts with respect to the Notes, and the Company determines that such obligation cannot be avoided by the use of reasonable measures available to it.

(b)                                 In the event that the Company elects to redeem the Notes pursuant to the provisions set forth in Section 3.09(a), the Company will deliver to the Trustee an Officers’ Certificate stating that it is entitled to redeem the Notes pursuant to their terms, together with an Opinion of Counsel in Canada to the effect that there has been such change or amendment which would entitle the Company to redeem the Notes pursuant to this Indenture.

(c)                                  Any redemption pursuant to Section 3.09 shall be made pursuant to the provisions of Section 3.01 through 3.06. Any notice to redeem the Notes pursuant to this Section 3.09 shall not be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay Additional Amounts in respect of the Notes.

Section 3.10           Offers to Repurchase by Application of Excess Proceeds.

(a)                                  In the event that, pursuant to Section 4.10, the Company is required to commence an Asset Disposition Offer, the Company will follow the procedures specified below.

(b)                                 The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”).  No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness (on a pro rata basis, if applicable) required to be purchased pursuant to Section 4.10 (the “Asset Disposition Offer Amount”), or, if less than the Asset Disposition Offer Amount of Notes (and, if applicable, Pari Passu Indebtedness) has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer.  Payment for any Notes so purchased will be made in the same manner as interest payments on the Notes are made.

(c)                                  If the Asset Disposition Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest up to but excluding the Asset Disposition Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

(d)                                 Upon the commencement of an Asset Disposition Offer, the Company shall send a notice (or, in the case of Global Notes, otherwise communicate in accordance with the procedures of the Depository) to each of the Holders, with a copy to the Trustee.  The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Disposition Offer.  The Asset Disposition Offer shall be made to all Holders and, if required, all holders of Pari Passu Indebtedness.  The notice, which shall govern the terms of the Asset Disposition Offer, shall state:

(1)                                  that the Asset Disposition Offer is being made pursuant to this Section 3.10 and Section 4.10 and the length of time the Asset Disposition Offer shall remain open;

(2)                                  the Asset Disposition Offer Amount, the purchase price, including the portion thereof representing any accrued and unpaid interest, and the Asset Disposition Purchase Date;

(3)                                  that any Note not properly tendered or accepted for payment shall continue to accrue interest;

(4)                                  that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Disposition Offer will cease to accrue interest on and after the Asset Disposition Purchase Date;

(5)                                  that Holders electing to have a Note purchased pursuant to an Asset Disposition Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(6)                                  that Holders electing to have a Note purchased pursuant to any Asset Disposition Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Company, the Depositary, if applicable, or a Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Asset Disposition Purchase Date;

(7)                                  that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives at the address specified in the notice, not later than the expiration of the Asset Disposition Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Note purchased;

(8)                                  that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Asset Disposition Offer Amount, then the Notes and such Pari Passu Indebtedness will be purchased on a pro rata basis based on the aggregate accreted value or principal amount, as applicable, of the Notes or such Pari Passu Indebtedness tendered and the selection of the Notes for purchase shall be made by the Trustee by such method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note having a principal amount of $2,000 shall be purchased in part; and

(9)                                  that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same Indebtedness to the extent not repurchased.

(e)                                  On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Indebtedness or portions thereof validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so tendered, in the case of the Notes, in integral multiples of $1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000.  The Company will deliver, or cause to be delivered, to the Trustee the Notes so accepted and an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof so accepted and that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.10.  In addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Indebtedness.

(f)                                    The Paying Agent or the Company, as the case may be, will promptly, but in no event later than five Business Days after termination of the Asset Disposition Offer Period, mail or deliver to each tendering Holder or holder or lender of Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Authentication Order from the Company, will authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officers’ Certificate will be required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Indebtedness.  Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof.  The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

Other than as specifically provided in this Section 3.10 or Section 4.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

ARTICLE 4

COVENANTS

Section 4.01           Payment of Notes.

(a)                                  The Company will pay or cause to be paid the principal, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than one of the Company or a Subsidiary, holds as of 11:00 a.m., New York City time, on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay the principal, premium, if any, and interest then due.

(b)                                 The Company shall pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.  In the event the Company is required to pay Additional Interest, the Company shall provide written notice to the Trustee of the Company’s obligation to pay Additional Interest no later than 15 days prior to the next Interest Payment Date, which notice shall set forth the amount of the Additional Interest to be paid by the Company.

(c)                                  The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02           Maintenance of Office or Agency.

The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company and the Guarantors in respect of the Notes and this Indenture may be served.  The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate additional offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.  The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03           Reports and Other Information.

(a)                                  Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will file with the SEC within the time periods set forth below:

(1)           within 90 days after the end of each fiscal year, all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s discussion and analysis of financial condition and results of operations” section and a report on the annual financial statements by the Company’s independent registered public accounting firm;

(2)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year, all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including a “Management’s discussion and analysis of financial condition and results of operations” section;

(3)           within the applicable number of days specified in the SEC’s rules and regulations, all current reports that would be required to be filed with the SEC a current report on Form 8-K, or any successor or comparable form, if the Company were required to file such reports; and

(4)           any other information, documents and other reports that the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, within the time periods specified therein or in the relevant form, in each case in a manner that complies in all material respects with the requirements specified in such form.

(b)                                 Notwithstanding the foregoing, the Company will not be obligated to file such reports with the SEC if the SEC does not permit such filing, so long as the Company provides such information to the Trustee and the Holders of the Notes and makes available such information to prospective purchasers of the Notes, in each case at the Company’s expense and by the applicable date the Company would be required to file such information pursuant to Section 4.03(a). In addition, to the extent not satisfied by the foregoing, for so long as any Notes are outstanding, the Company will furnish to Holders and to securities analysts and prospective purchasers of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The requirements set forth in Section 4.03(b) may be satisfied by delivering such information to the Trustee and posting copies of such information on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to Holders and prospective purchasers of the Notes (which prospective purchasers will be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Company. The Trustee shall have no obligation to determine whether or not such postings have been made. The Company also shall comply with the other provisions of Section 314(a) of the Trust Indenture Act. Delivery of such reports, information and documents to the Trustee hereunder is for informational purposes only and the Trustee’s receipt of such does not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate).

(c)                                  In addition, promptly after the date the quarterly and annual financial information for the prior fiscal period have been furnished pursuant to Section 4.03(a) or Section 4.03(b), the Company shall also hold live quarterly conference calls with the opportunity to ask questions of management. The Company shall issue a press release to the appropriate U.S. wire services announcing such quarterly conference call for the benefit of the Trustee, the Holders, beneficial owners of the Notes, prospective purchasers of the Notes (which prospective purchasers shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Company), securities analysts and market making financial institutions, which press release shall contain the time and the date of such conference call and direct the recipients thereof to contact an individual at the Company (for whom contact information shall be provided in such notice) to obtain information on how to access such quarterly conference call.

(d)                                 If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the annual and quarterly financial information required by this Section 4.03 shall include a reasonably detailed presentation, as determined in good faith by Senior Management of the Company, either on the face of the financial statements or in the footnotes to the financial statements and in the “Management’s discussion and analysis of financial condition and results of operations” section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

(e)                                  The filing requirements set forth in this Section 4.03 for the applicable period may be satisfied by the Company prior to the commencement of the Exchange Offer or the effectiveness of the Shelf Registration Statement by the filing with the SEC of the Exchange Offer Registration Statement and/or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act; provided that this Section 4.03(e) shall not supersede or in any manner suspend or delay the Company’s reporting obligations set forth in paragraphs (a) through (d) of this Section 4.03.

(f)                                    In the event that any direct or indirect parent company of the Company becomes a guarantor of the Notes, the Company may satisfy its obligations under this covenant to provide consolidated financial information of the Company by furnishing consolidated financial information relating to such parent; provided that (1) such financial statements are accompanied by consolidating financial information for such parent, the Company, the Restricted Subsidiaries that are Guarantors and the Non-Guarantor Restricted Subsidiaries in the manner prescribed by the SEC and (2) such parent is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Company.

(g)                                 Notwithstanding the foregoing, in the event that the Company qualifies to report under the U.S./Canadian multijurisdictional disclosure system, such annual reports and such information, documents and other reports will be deemed to refer to those reports required of a Canadian company eligible to use Canadian continuous disclosure filings to satisfy its reporting requirements under such system; provided, that notwithstanding anything to the contrary permitted by such U.S./Canadian multijurisdictional disclosure system, now or in the future, the reports required of a Canadian company under such system will be deemed to include (1) a reconciliation of such annual reports and such information, documents and other reports to accounting principles generally accepted in the United States, (2) a quarterly balance sheet and (3) a quarterly or annual, as the case may be, management’s discussion and analysis of financial condition and results of operations substantially in the form that would be required by a U.S. Person subject to such Sections.

Section 4.04           Compliance Certificate.

The Company and each Guarantor (to the extent that such Guarantor is so required under the Trust Indenture Act) will deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company and each Guarantor have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, the Company and each Guarantor have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Company and each Guarantor are taking or propose to take with respect thereto).

(a)                                  When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Company shall promptly (which shall be no more than 10 Business Days following the date on which the Company becomes aware of such Default, receives such notice or becomes aware of such action, as applicable) send to the Trustee an Officers’ Certificate specifying such event, its status and what action the Company is taking or proposes to take with respect thereto.

Section 4.05           Taxes.

The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06           Stay, Extension and Usury Laws.

The Company and each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenant that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07           Limitation on Restricted Payments.

(a)                                  The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)                                        declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger, amalgamation or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(A)                              dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock); and

(B)                                dividends or distributions by a Restricted Subsidiary, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, the Company or the Restricted Subsidiary holding such Capital Stock receives at least its pro rata share of such dividend or distribution;

(2)                                        purchase, redeem, retire or otherwise acquire for value, including in connection with any merger, amalgamation or consolidation, any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3)                                        make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Subordinated Obligations or Guarantor Subordinated Obligations, other than:

(A)                              Indebtedness of the Company owing to and held by any Subsidiary Guarantor or Indebtedness of a Subsidiary Guarantor owing to and held by the Company or any other Subsidiary Guarantor permitted under clause (5) of Section 4.09(b) or

(B)                                the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations of any Subsidiary Guarantor purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4)                                        make any Restricted Investment (all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(A)                                    no Default shall have occurred and be continuing (or would result therefrom);

(B)                                      immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under Section 4.09(a); and

(C)                                      the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding Restricted Payments made pursuant to clauses (1), (2), (3), (7), (8), (9), (12), (13), (14) and (15) of Section 4.07(b)) would not exceed the sum of (without duplication):

(i)                                     50% of Consolidated Net Income for the period (treated as one accounting period) from April 1, 2011 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(ii)                                  100% of the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date, other than:

(x)            Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or

Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination; and

(y)                                 Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with Section 3.07(b); plus

(iii)                               the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than debt held by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); plus

(iv)                              the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(x)            repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments); or

(y)                                 the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger, amalgamation or consolidation of an Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

(b)                                 The provisions of Section 4.07(a) will not prohibit:

(1)                                        any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (C)(ii) of Section 4.07(a);

(2)                                        any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations of a Subsidiary Guarantor, so long as such refinancing Subordinated Obligations or Guarantor Subordinated Obligations are permitted to be Incurred pursuant to Section 4.09 and constitute Refinancing Indebtedness;

(3)                                        any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to Section 4.09 and constitutes Refinancing Indebtedness;

(4)                                        the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (A) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to Section 4.14 or (B) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 4.10; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(5)                                        any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations from Net Available Cash to the extent permitted under Section 4.10;

(6)                                        dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

(7)                                        the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock or equity appreciation rights of the Company or any direct or indirect parent of the Company held by any existing or former employees or management of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees approved by the Board of Directors of the Company; provided that such Capital Stock or equity appreciation rights were received for services related to, or for the benefit of, the Company and its Restricted Subsidiaries; and provided, further, that such redemptions or repurchases pursuant to this clause will not exceed $10.0 million in the aggregate during any calendar year, although such amount in any calendar year may be increased by an amount not to exceed:

(A)                              the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Capital Stock of any of the Company’s direct or indirect parent companies, in each case to existing or former employees or members of management of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net

Cash Proceeds from such sales or contributions will be excluded from clause (C)(ii) of Section 4.09(a)); plus

(B)                                the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(C)                                the amount of any Restricted Payments previously made with the Net Cash Proceeds described in clauses (a) and (b) of this clause (7);

(8)                                        the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of this Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(9)                                        repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities if such Capital Stock represents a portion of the exercise price thereof, or cash payments, in lieu of issuance of fractional shares, in connection with the exercise of stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities;

(10)                            the declaration and payment of quarterly dividends on all classes of the Company’s Common Stock in an amount not to exceed $15.0 million in the aggregate for any fiscal year; provided that at the time of determination of such dividend, (a) the Company is able to Incur at least an additional $1.00 of Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in Section 4.09(a) and (b) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(11)                            any payment of cash by the Company or any Subsidiary issuer to a holder of Convertible Notes upon conversion or exchange of such Convertible Notes, and entry into or any payment in connection with any termination of any Permitted Bond Hedge or any Permitted Warrant;

(12)                            the declaration and payment of cash dividends, distributions, loans or other transfers by the Company to New Parent in amounts required for New Parent to pay, in each case without duplication:

(A)                              foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from the Company’s Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(B)                                fees and expenses (including franchise or similar taxes) required to maintain the corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Company, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Company, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Company, if applicable, and its Restricted Subsidiaries; provided that for so long as such direct or indirect parent owns no assets other than the Capital Stock in the Company or another direct or indirect parent of the Company, such fees and expenses shall be deemed for purposes of this clause (12) to be so attributable to such ownership or operation;

(13)                            cash payments made in respect of (a) the Existing Warrants and (y) any other warrants of the Company or any Restricted Subsidiary, which warrants and cash payments are consideration for any Investment made pursuant to clause (2) of the definition of “Permitted Investment”;

(14)                            payments or distributions to holders of the Capital Stock of the Company pursuant to appraisal rights required under applicable law in connection with any merger, amalgamation, consolidation or sale, assignment, conveyance, transfer, lease or other disposition of assets that complies with Section 5.01, which payments are consideration for any Investment made pursuant to clause (2) of the definition of “Permitted Investment”; and

(15)                                  other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (15) (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income)) not to exceed $40.0 million.

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (5), (7), (8), (10) and (15), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)                                  The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment; provided that such determination of Fair Market Value shall be based upon an opinion or appraisal issued by an Independent Financial Advisor if such Fair Market Value is estimated in good faith by the Board of Directors of the Company or an authorized committee thereof to exceed $50.0 million.  The amount of all Restricted Payments paid in cash shall be its face amount.  Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.

(d)                                 The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.”  For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investment.”  Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of “Unrestricted Subsidiary.” Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture.

Section 4.08           Limitation on Restrictions on Distribution From Restricted Subsidiaries.

(a)                                  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)                                        pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)                                       make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)                                        sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

(b)                                 The preceding provisions will not prohibit encumbrances or restrictions existing under or by reason of:

(1)                                        contractual encumbrances or restrictions pursuant to the Senior Credit Facility and related documentation and other agreements or instruments in effect at or entered into on the Issue Date;

(2)                                        this Indenture, the Notes, the Exchange Notes and the Note Guarantees;

(3)                                        any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after-acquired property);

(4)                                        any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (1), (2) or (3) of this Section 4.08(b) or this clause (4); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive than the encumbrances and restrictions contained the agreements referred to in clauses (1), (2) or (3) of this Section 4.08(b) on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged or amalgamated into a Restricted Subsidiary, whichever is applicable;

(5)                                        in the case of clause (3) of Section 4.08(a), Liens permitted to be Incurred under Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(6)                                        purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of Section 4.08(a) on the property so acquired;

(7)                                        contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

(8)                                        restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9)                                        any customary provisions in joint venture agreements relating to joint ventures that are not Restricted Subsidiaries and other similar agreements entered into in the ordinary course of business;

(10)                                  any customary provisions in leases, subleases or licenses and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(11)                                  encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order; and

(12)                                  (A) other Indebtedness Incurred or Preferred Stock issued by a Subsidiary Guarantor in accordance with Section 4.09, that, in the good faith judgment of the Board of Directors of the Company, are not more restrictive, taken as a whole, than those applicable to the Company in this Indenture or the Senior Credit Facility on the Issue Date (which results in encumbrances or restrictions at a Restricted Subsidiary level comparable to those applicable to the Company) or (B) other Indebtedness Incurred or Preferred Stock issued by a Non-Guarantor Restricted Subsidiary, in each case permitted to be Incurred subsequent to the Issue Date under Section 4.09; provided that with respect to clause (B), such encumbrances or restrictions will not materially affect the Company’s ability to make anticipated principal and interest payments on the Notes (in the good faith judgment of the Board of Directors of the Company).

Section 4.09           Limitation on Indebtedness.

(a)                                  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Subsidiary Guarantors may Incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis:

(1)                                       the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; and

(2)                                        no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or entering into the transactions relating to such Incurrence.

(b)                                 The provisions of Section 4.09(a) will not prohibit the Incurrence of the following Indebtedness:

(1)                                        Indebtedness of the Company or any Subsidiary Guarantor Incurred under a Debt Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with undrawn trade letters of credit and reimbursement obligations relating to trade letters of credit satisfied within 30 days being excluded, and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate amount up to the greater of (A) $400.0 million less the aggregate principal amount of all principal repayments with the proceeds from Asset Dispositions made pursuant to clause (3)(A) of Section 4.10(a) in satisfaction of the requirements of such covenant and (B) the product of (x) 1.5 and (y) Consolidated EBITDA for the most recent four consecutive fiscal quarters ending prior to the date on which such Indebtedness is Incurred pursuant to this clause (1) for which financial statements prepared on a consolidated basis in accordance with GAAP are available (calculated in the same manner as for purposes of the definition of “Consolidated Coverage Ratio”);

(2)                                        Indebtedness represented by the Notes (including any Note Guarantee) (other than any Additional Notes) and any Exchange Notes (including any Guarantee thereof);

(3)                                        Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2), (4), (5), (7), (9), (10), (11) and (12) of this Section 4.09(b));

(4)                                        Guarantees by (a) the Company or Subsidiary Guarantors of Indebtedness permitted to be Incurred by the Company or a Subsidiary Guarantor in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantee, as the case may be, (b) Non-Guarantor Restricted Subsidiaries of Indebtedness Incurred by Non-Guarantor Restricted Subsidiaries in accordance with the provisions of this Indenture and (c) the Company or any Restricted Subsidiary of Indebtedness Incurred by an Unrestricted Subsidiary; provided, that, in the case of Guarantees under this clause (c), such Guarantee is permitted as an Investment pursuant to Section 4.07(b) or the definition of “Permitted Investments”;

(5)                                        Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however,

(a)                                  if the Company is the obligor on Indebtedness owing to a Non-Guarantor Restricted Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(b)                                 if a Subsidiary Guarantor is the obligor on such Indebtedness and a Non-Guarantor Restricted Subsidiary is the obligee, such Indebtedness is expressly subordinated in right of payment to the Note Guarantee of such Subsidiary Guarantor; and

(c)                                  (i)                                     any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(ii)           any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed, in each case under this clause (5)(c), to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

(6)                                  Indebtedness of (a) any Person Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged or amalgamated into, the Company or any Restricted Subsidiary or (b) such Persons or the Company or any Restricted Subsidiary Incurred (x) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or (y) otherwise in connection with, or in contemplation of, such acquisition; provided, however, in each case set forth in clause (a) or (b), that at the time such Person is acquired or such Indebtedness was Incurred, either

(A)                              the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (6); or

(B)                                the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries would have been higher than such ratio immediately prior to such acquisition, merger or amalgamation and such ratio would have been at least 1.75 to 1.00, in each case after giving effect to the Incurrence of such Indebtedness pursuant to this clause (6);

(7)                                  Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(8)                                  Indebtedness (including Capitalized Lease Obligations) of the Company or a Restricted Subsidiary Incurred to finance the purchase, lease, construction or improvement of any property, plant or equipment used or to be used in the business of the Company or such Restricted Subsidiary through the direct purchase of such property, plant or equipment, and any Indebtedness of a Restricted Subsidiary which serves to refund or refinance any Indebtedness Incurred pursuant to this clause (8), in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (8) and then outstanding, will not exceed the greater of (a) $75.0 million and (b) 3.0% of Total Tangible Assets at any time outstanding;

(9)                                  Indebtedness (including Capitalized Lease Obligations) Incurred pursuant to the Caterpillar Equipment Financing Agreement and other Indebtedness of the type described in clause (8) above, which, together with Indebtedness outstanding under the Caterpillar Equipment Financing Agreement, does not exceed the aggregate principal amount of Indebtedness permitted to be Incurred under the Caterpillar Equipment Financing Agreement on the Issue Date;

(10)                            Indebtedness Incurred by the Company or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability or other insurance, self-insurance obligations, performance, bid, surety, appeal, reclamation, remediation and similar bonds, letters of credit and completion Guarantees (not for borrowed money) provided in the ordinary course of business;

(11)                            Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets of the Company or any business, assets or Capital Stock of a Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that:

(a)                                  the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition; and

(b)                                 such Indebtedness is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (11));

(12)                            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(13)                            Indebtedness consisting of unpaid insurance premiums owed to any Person providing property, casualty, liability or other insurance to the Company or any Restricted Subsidiary in any fiscal year, pursuant to reimbursement or indemnification obligations to such Person; provided that such Indebtedness is incurred only to defer the cost of such unpaid insurance premiums for such fiscal year and is outstanding only during such fiscal year;

(14)                            Indebtedness of the Company, to the extent the net proceeds thereof are substantially concurrently (a) used to purchase Notes tendered in connection with a Change of Control Offer or (b) deposited to defease the Notes pursuant to Article 8 or 11;

(15)                            the Incurrence or issuance by the Company or any of its Restricted Subsidiaries of Refinancing Indebtedness that serves to refund or refinance any Indebtedness Incurred as permitted under Section 4.09(a) and clauses (2), (3), (6) and this clause (15) of this Section 4.09(b), or any Indebtedness issued to so refund or refinance such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Company, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith; and

(16)                            in addition to the items referred to in clauses (1) through (15) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (16) and then outstanding, will not exceed the greater of (x) $100.0 million and (y) 4.0% of Total Tangible Assets at any time outstanding.

(c)                                  The Company will not Incur any Indebtedness under Section 4.09(b) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations.  No Subsidiary Guarantor will Incur any Indebtedness under Section 4.09(b) if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Note Guarantee to at least the same extent as such Guarantor Subordinated Obligations.  No Restricted Subsidiary (other than a Subsidiary Guarantor) may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Subsidiary Guarantor.

(d)                                 For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.09:

(1)                                  in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.09(b), the Company, in its sole discretion, will classify such item of

Indebtedness on the date of Incurrence and may later classify such item of Indebtedness in any manner that complies with Section 4.09(b) and only be required to include the amount and type of such Indebtedness in one of such clauses under Section 4.09(b); provided that all Indebtedness outstanding on the Issue Date under the Senior Credit Facility, and all Indebtedness (or the portion thereof) Incurred under clause (1) of Section 4.09(b) to repay, refund or refinance the amounts outstanding on the Issue Date under the Senior Credit Facility, shall be deemed Incurred under clause (1) of Section 4.09(b) and not Section 4.09(a) or clause (3) of Section 4.09(b) and may not later be reclassified;

(2)                                  Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3)                                  if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and are being treated as Incurred pursuant to clause (1) of Section 4.09(b) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4)                                  the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Non-Guarantor Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5)                                  Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness;

(6)                                  the principal amount of any Indebtedness outstanding in connection with a securitization transaction or series of securitization transactions is the amount of obligations outstanding under the legal documents entered into as part of such transaction that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase relating to such transaction; and

(7)                                  the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09.  The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt, except to the extent permitted under clause (4)(c) of Section 4.09(b). If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.09, the Company shall be in Default of this Section 4.09).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.  Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.  The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.10           Asset Dispositions.

(a)                                  The Company will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist any Asset Disposition unless:

(1)                                  the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition;

(2)                                  at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3)                                  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be, within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, as follows:

(A)                              to permanently reduce (and permanently reduce commitments with respect thereto): (x) Secured Indebtedness under the Senior Credit Facility and (y) Secured Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Secured Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations), in each case other than Indebtedness owed to the Company or an Affiliate of the Company;

(B)                                to permanently reduce obligations under other Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations), in each case other than Indebtedness owed to the Company or an Affiliate of the Company; provided that the Company shall equally and ratably reduce Obligations under the Notes as provided under Section 3.07 through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth in Section 3.10 and this Section 4.10 for an Asset Disposition Offer) to all Holders to purchase their

Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, including Additional Interest, if any, on the amount of Notes that would otherwise be prepaid;

(C)                                to invest in Additional Assets; or

(D)                               a combination of prepayments and investments permitted by the foregoing clauses (A) through (C);

provided that pending the final application of any such Net Available Cash in accordance with clause (A), (B), (C) or (D) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness (including under a revolving Debt Facility) or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture; provided, further, that in the case of clause (3)(C) above, a binding commitment to invest in Additional Assets shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Company or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided, however, that if a Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall constitute Excess Proceeds.

(4)                                  For the purposes of clause (2) above and for no other purpose, the following will be deemed to be cash:

(A)                              any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Note Guarantees) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing;

(B)                                any securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Disposition;

(C)                                any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of $50.0 million and 2.0% of Total Tangible Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b)                                 Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in Section 4.10(a) shall be deemed to constitute “Excess Proceeds.”  On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company shall make an offer (“Asset Disposition Offer”) to all Holders and, to the extent required by the terms of outstanding Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, including Additional Interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), in accordance with the procedures set forth in Section 3.10 or the agreements governing the Pari Passu Indebtedness, as applicable, in each case in denominations of $2,000 and larger integral multiples of $1,000 in excess thereof.  The Company shall commence an Asset Disposition Offer with respect to Excess Proceeds by sending (or otherwise communicating in accordance with the procedures of DTC) the notice required by Section 3.10, with a copy to the Trustee.

To the extent that the aggregate amount of Notes and Pari Passu Indebtedness validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Indenture.  If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Company shall select the Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered Notes and Pari Passu Indebtedness.  Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(c)                                  The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Asset Disposition Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue of any conflict.

Section 4.11           Transactions with Affiliates.

(a)                                  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(1)                                        the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arms’ length dealings with a Person that is not an Affiliate;

(2)                                        in the event such Affiliate Transaction involves an aggregate consideration in excess of $10.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3)                                        in the event such Affiliate Transaction involves an aggregate consideration in excess of $50.0 million, the Company has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at the time of such transaction in arms’ length dealings with a Person that is not an Affiliate.

(b)                                 Section 4.11(a) will not apply to:

(1)                                        any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and any Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with Section 4.09;

(2)                                        any Restricted Payment permitted to be made pursuant to Section 4.07 and the definition of “Permitted Investments”;

(3)                                        any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or as the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of Officers and employees approved by the Board of Directors of the Company;

(4)                                       the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors of the Company or any Restricted Subsidiary;

(5)                                        loans or advances to employees, Officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business, in an aggregate amount not in excess of $2.0 million at any time outstanding (without giving effect to the forgiveness of any such loan);

(6)                                        any agreement as in effect as of the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of the Board of Directors of the Company, when taken as a whole, than the terms of the agreements in effect on the Issue Date;

(7)                                        any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged or amalgamated into the Company or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition, merger or amalgamation, and any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Board of Directors of the Company, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition, merger or amalgamation);

(8)                                        transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of the members of the Board of Directors or Senior Management of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(9)                                        any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith; and

(10)                                 transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable than those that might reasonably have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms’ length basis from a Person that is not an Affiliate.

Section 4.12           Limitation on Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens:

(1)                                        in the case of Liens securing Subordinated Obligations or Guarantor Subordinated Obligations, the Notes and related Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)                                        in all other cases, the Notes and related Note Guarantees are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens.

Any Lien created for the benefit of Holders pursuant to this Section 4.12 shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Section 4.13           Corporate Existence.

Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (2) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries, if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.14           Offer to Repurchase Upon Change of Control.

(a)                                  If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 3.03 and Section 3.07 or 3.09, the Company will make an offer to purchase all of the Notes (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”) (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to the Change of Control Payment Date.  Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 3.03 and Section 3.07 or 3.09, the Company will send a notice of such Change of Control Offer to each Holder or otherwise give notice in accordance with the applicable procedures of DTC, with a copy to the Trustee, stating:

(1)                                  that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to the Change of Control Payment Date;

(2)                                  the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent) (the “Change of Control Payment Date”); and

(3)                                  that Notes must be tendered in multiples of $1,000, and any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)                                  that, unless the Company defaults in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

(5)                                  that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)                                  that Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the Paying Agent receives at the address specified in the notice, not later than the close of business on the 30th day following the date of the Change of Control notice, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)                                  that if a Holder is tendering less than all of its Notes, such Holder will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (the unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof); and

(8)                                  the other instructions, as determined by the Company consistent with this Section 4.14, that a Holder must follow.

The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice.  If (A) the notice is sent in a manner herein provided and (B) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(b)                                 On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)                                  accept for payment all Notes or portions of Notes (of $2,000 or larger integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(2)                                  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3)                                  deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with the terms of this Section 4.14.

(c)                                  The Paying Agent will promptly pay to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

(d)                                 If the Change of Control Payment Date is on or after the relevant Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on such Interest Payment Date to the Person in whose name a Note is registered at the close of business on the preceding Record Date.

(e)                                  Prior to making a Change of Control Payment, and as a condition to such payment (1) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or (2) the Company will repay all outstanding Indebtedness issued under an indenture or other agreement that may be violated by a Change of Control Payment or the Company will offer to repay all such Indebtedness, make payment to the holders of such Indebtedness that accept such offer and obtain waivers of any event of default arising under the relevant indenture or other agreement from the remaining holders of such Indebtedness.  The Company covenants to effect such repayment or obtain such consent prior to making a Change of Control Payment, it being a default of the Change of Control provisions of this Indenture if the Company fails to comply with such covenant.

(f)                                    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(g)                                 The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of the conflict.

(h)                                 Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06.

Section 4.15           Additional Subsidiary Note Guarantees.

The Company will cause (a) each Restricted Subsidiary that becomes a borrower under the Senior Credit Facility or that Guarantees, on the Issue Date or any time thereafter, the Obligations under the Senior Credit Facility or any other Indebtedness of the Company or any Subsidiary Guarantor exceeding $25.0 million in aggregate principal amount and (b) the New Parent, following the consummation of a Permitted Reorganization and solely to the extent such New Parent Guarantees Obligations under the Senior Credit Facility, to execute and deliver to the Trustee a supplemental indenture to this Indenture, the form of which is attached as Exhibit C hereto, pursuant to which such Restricted Subsidiary or New Parent will irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest (including Additional Interest, if any) in respect of the Notes on a senior basis and all other obligations under this Indenture.

The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees under the Senior Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Canadian federal or provincial law or U.S. federal or state law.

Each Note Guarantee shall be released in accordance with the provisions of Section 10.06.

Section 4.16           Limitation on Activities of Parent Companies.

(a)                                  No direct or indirect parent company of the Company, including, following any Permitted Reorganization, the New Parent, shall:

(1)                                  conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to its ownership of the Capital Stock of the Company, (ii) action required by law to maintain its existence, (iii) performance of its obligations with respect to Indebtedness permitted by clause (b)(ii) below, (iv) any public offering of its Equity Interests, (v) activities incidental to its maintenance and continuance and to any of the foregoing activities and (vi) other activities to the extent permitted by, and in compliance with, the Senior Credit Facility;

(2)                                  Incur, issue, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) nonconsensual obligations imposed by operation of law, (ii) obligations with respect to Indebtedness of the Company or a Subsidiary Guarantor that is permitted under Section 4.09 and (iii) obligations with respect to its Capital Stock, or

(3)                                  own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Company in accordance with Section 4.07 pending application in the manner contemplated by such Section) and cash equivalents) other than the ownership of shares of Capital Stock of the Company.

Section 4.17           Limitation on Sale/Leaseback Transactions.

(a)                                  The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

(1)                                        the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to Section 4.09;

(2)                                        the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction under Section 4.12; and

(3)                                        the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions of this Indenture described under Section 4.10 (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of Section 4.10.

Section 4.18           Effectiveness of Covenants.

(a)                                  Following the first day:

(1)                                        the Notes have an Investment Grade Rating from both of the Rating Agencies; and

(2)                                        no Default has occurred and is continuing under this Indenture,

the Company and its Restricted Subsidiaries will not be subject to the provisions of Sections 4.07, 4.08, 4.09, 4.10, 4.11 and 5.01(a)(4) (collectively, the “Suspended Covenants”).

(b)                                 If at any time the Notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain an Investment Grade Rating and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period.”

(c)                                  On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to Section 4.09(a) or one of the clauses set forth in Section 4.09(b) (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date).  To the extent such Indebtedness would not be so permitted to be Incurred pursuant to Section 4.09(a) or (b), such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified under clause (3) of Section 4.09(b).  Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 4.07 will be made as though Section 4.07 had been in effect since the Issue Date and throughout the Suspension Period.

Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.07(a).

(d)                                 During any period when the Suspended Covenants are suspended, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture.

(e)                                  The Company shall provide the Trustee with written notice of any suspension of the Suspended Covenants or the subsequent reinstatement of such Suspended Covenants.

ARTICLE 5

SUCCESSORS

Section 5.01           Merger, Consolidation or Sale of All or Substantially All Assets.

(a)                                  The Company will not consolidate with or merge or amalgamate with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

(1)                                  the resulting, surviving or transferee Person (the “Successor Company”) is a Person (other than an individual) organized and existing under the laws of Canada, any province or territory thereof, or of the United States of America, any state or territory thereof or the District of Columbia;

(2)                                  the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee and assumes by written agreement all of the obligations of the Company under the Registration Rights Agreement;

(3)                                  immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4)                                  immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(A)                              the Successor Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a), or

(B)                                the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction and would be at least 1.75 to 1.00;

(5)                                  each Guarantor (unless it is the other party to the transactions above, in which case clause (1) of Section 5.01(b) shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Successor Company’s obligations under this Indenture and the Notes and shall have by written agreement confirmed that its obligations under the Registration Rights Agreement shall continue to be in effect; and

(6)                                  the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger, winding up or disposition, and such supplemental indenture, if any, comply with this Indenture.

(b)                                 Notwithstanding clauses (3) and (4) of Section 5.01(a):

(1)                                  any Restricted Subsidiary may consolidate with, merge or amalgamate with or into or transfer all or part of its properties and assets to the Company so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Company; provided that, in the case of a Restricted Subsidiary that merges or amalgamates into the Company, the Company will not be required to comply with Section 5.01(a)(6); and

(2)                                  the Company may merge or amalgamate with an Affiliate of the Company solely for the purpose of reincorporating the Company in another province or territory of Canada or in a state or territory of the United States of America or the District of Columbia, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

(3)                                  any Non-Guarantor Restricted Subsidiary may consolidate with or merge or amalgamate with or into or transfer all or part of its properties and assets to the Company; and

(4)                                  all of the issued and outstanding Capital Stock of the Company may be exchanged for Capital Stock of the New Parent so long as all of the conditions in the definition of “Permitted Reorganization” are met.

(c)                                  Subject to certain limitations described in this Indenture governing release of a Note Guarantee upon the sale, disposition or transfer of a Guarantor, no Subsidiary Guarantor will, and the Company will not permit such Subsidiary Guarantor to, consolidate with or merge or amalgamate with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Company or another Subsidiary Guarantor) unless:

(1)                                  (A) if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) is a Person (other than an individual) organized and existing under the laws of Canada, any province or territory thereof, or of the United States of America, any state or territory thereof or the District of Columbia;

(B)                                the Successor Guarantor, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture, the Notes and its Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee and assumes by written agreement all the obligations of such Guarantor under the Registration Rights Agreement;

(C)                                immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(D)                               the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation winding up or disposition and such supplemental indenture (if any) comply with this Indenture; and

(2)                                  such transaction is made in compliance with Section 4.10 (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time).

(d)                                 Subject to certain limitations described in this Indenture, the Successor Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture and Note Guarantee of such Subsidiary Guarantor.  Notwithstanding the foregoing, any Subsidiary Guarantor may merge or amalgamate with or into or transfer all or part of its properties and assets to a Subsidiary Guarantor or the Company or merge or amalgamate with or into a Restricted Subsidiary of the Company solely for the purpose of reincorporating the Subsidiary Guarantor in another province or territory of Canada, or in a state or territory of the United States of America or the District of Columbia, so long as the amount of Indebtedness of such Subsidiary Guarantor and its Restricted Subsidiaries is not increased thereby.

(e)                                  For purposes of this Section 5.01, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Company.

Section 5.02           Successor Entity Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company or a Guarantor in accordance with Section 5.01, the successor Person, formed by such consolidation or into or with which the Company or a Guarantor, as applicable, is merged or wound up or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, winding up, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Company or such Guarantor, as applicable, shall refer instead to the successor entity and not to the Company or such Guarantor, as applicable), and may exercise every right and power of the Company or such Guarantor, as applicable, under this Indenture with the same effect as if such successor Person had been named as the Company or such Guarantor, as applicable, herein; provided that, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes, and a Guarantor will not be released from its obligations under its Note Guarantee.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01           Events of Default.

(a)                                  Each of the following is an “Event of Default”:

(1)                                  default in any payment of interest or Additional Interest (as required by the Registration Rights Agreement) or on any Note when due, continued for 30 days;

(2)                                  default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)                                  failure by the Company or any Guarantor to comply with its obligations under Section 5.01;

(4)                                  failure by the Company or any Guarantor to comply for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the then-outstanding Notes with any of its obligations under Article 4 (in each case, other than (A) a failure to purchase Notes, which constitutes an Event of Default under clause (2) above, (B) a failure to comply with Section 5.01, which constitutes an Event of Default under clause (3) above, (C) a failure to comply with Section 4.03, which constitutes an Event of Default under clause (5) below or (d) a failure to comply with Section 9.07, which constitutes an Event of Default under clause (6) below);

(5)                                  failure by the Company or any Guarantor to comply for 90 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the then-outstanding Notes with any of its obligations under Section 4.03;

(6)                                  failure by the Company or any Guarantor to comply for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the then-outstanding Notes with its other agreements contained in this Indenture or the Notes;

(7)                                  default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(A)                              is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(B)                                results in the acceleration of such Indebtedness prior to its maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $30.0 million or more (or its foreign currency equivalent); provided that in connection with any series of the Convertible Notes, (a) any conversion of such Indebtedness by a holder thereof into shares of Common Stock, cash or a combination of cash and shares of Common Stock, (b) the rights of holders of such Indebtedness to convert into shares of Common Stock, cash or a combination of cash and shares of Common Stock and (c) the rights of holders of such Indebtedness to require any repurchase by the Company of such Indebtedness in cash upon a fundamental change shall not, in itself, constitute an Event of Default under this clause (7);

(8)                                  failure by the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $30.0 million (or its foreign currency equivalent) (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final;

(9)                                  the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A)                              commences proceedings to be adjudicated bankrupt or insolvent;

(B)                                consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law;

(C)                                consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D)                               makes a general assignment for the benefit of its creditors; or

(E)                                 generally is not paying its debts as they become due;

(10)                            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)                              is for relief against the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the most recent audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which the Company, any such Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(B)                                appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(C)                                orders the liquidation, dissolution or winding up of the Company, or any Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(11)                        any Note Guarantee of a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together (as of the date of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or any Parent Guarantor, ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or any Parent Guarantor, denies or disaffirms its obligations under this Indenture or its Note Guarantee.

(b)                                 In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (7) of Section 6.01(a) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if:

(1)                                  the default triggering such Event of Default pursuant to clause (7) of Section 6.01(a) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto; and

(2)                                  (A) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (B) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Section 6.02           Acceleration.

(a)                                  If any Event of Default (other an Event of Default specified in clause (9) or (10) of Section 6.01(a)) occurs and is continuing, the Trustee by written notice to the Company, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal, premium, if any, and accrued and unpaid interest on all the Notes to be due and payable immediately.

Upon such declaration, such principal, premium, if any, and interest will be due and payable immediately.  The Trustee shall have no obligation to accelerate the Notes if and so long as a committee of its Responsible Officers, in good faith, determines acceleration is not in the best interest of the Holders.

(b)                                 Notwithstanding the foregoing, in case an Event of Default under clause (9) or (10) of Section 6.01(a) occurs and is continuing, the principal of, premium, if any, and accrued and paid interest, if any, on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Section 6.03           Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Section 6.04           Waiver of Past Defaults.

The Holders of a majority in principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all Holders waive any past or existing Default and rescind any acceleration with respect to the Notes and its consequences hereunder (including any related payment default that resulted from such acceleration), except:

(1)                                  a continuing Default in the payment of the principal, premium, if any, or interest on any Note held by a non-consenting Holder (including in connection with an Asset Disposition Offer or a Change of Control Offer); and

(2)                                  a Default with respect to a provision that under Section 9.02 cannot be amended without the consent of each Holder affected,

provided that, in the case of the rescission of any acceleration with respect to the Notes, (1) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default (except nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration) have been cured or waived.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05           Control by Majority.

The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, the Notes or any Note Guarantee, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability or expense for which the Trustee has not received an indemnity reasonably satisfactory to it.

Section 6.06           Limitation on Suits.

Subject to Section 6.07, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1)                                  such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)                                  the Holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee in writing to pursue the remedy;

(3)                                  such Holders have offered and, if requested, provided the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)                                  the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)                                  the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder, it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any actions or forbearances by a Holder are unduly prejudicial to other Holders.

Section 6.07           Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on its Note, on or after the respective due dates expressed or provided for in such Note (including in connection with an Asset Disposition Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08           Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company and any other obligor on the Notes for the whole amount of principal, premium, if any, and interest remaining unpaid on the Notes, together with interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

Section 6.09           Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10          Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11           Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12           Trustee May File Proofs of Claim.

The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes, including the Guarantors), its creditors or its property and is entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims.  Any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due the Trustee under Section 7.07.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13           Priorities.

If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money in the following order:

(1)                                  to the Trustee and its agents and attorneys for amounts due under Section 7.07, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

(2)                                  to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(3)                                  to the Company or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.  Promptly after any record date is set pursuant to this Section 6.13, the Trustee shall cause notice of such record date and payment date to be given to the Company and to each Holder in the manner set forth in Section 12.02.

Section 6.14           Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01          Duties of Trustee.

(a)                                  If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)                                 Except during the continuance of an Event of Default:

(1)           the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)           in the absence of bad faith or willful misconduct on its part, the Trustee may, conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)                                  The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or bad faith or its own willful misconduct.

(d)                                 Subject to this Article 7, if an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

(e)                                  The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(f)                                    Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article 8.

(g)                                 No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(h)                                 Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01 and to the provisions of the Trust Indenture Act.

Section 7.02           Rights of Trustee.

(a)                                  In the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document, but, in the case of any document which is specifically required to be furnished to the Trustee pursuant to any provision hereof, the Trustee shall examine the document to determine whether it conforms to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(b)                                 Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both conforming to Section 12.04.  The Trustee shall not be liable for any action it takes or omits to take in good faith in conclusive reliance on the Officers’ Certificate or Opinion of Counsel.

(c)                                  The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)                                 The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute bad faith, willful misconduct or negligence.

(e)                                  The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes, including any Opinion of Counsel, shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel, including any Opinion of Counsel.

(f)                                    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(g)                                 The Trustee shall not be bound to ascertain or inquire as to the performance or observance of any covenants, conditions, or agreements on the part of the Company, except as otherwise set forth herein, but the Trustee may require of the Company full information and advice as to the performance of the covenants, conditions and agreements contained herein.

(h)                                 The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty and, with respect to such permissive rights, the Trustee shall not be answerable for other than its negligence, bad faith or willful misconduct;

(i)                                     Except for an Event of Default under Sections 6.01(1) or (2) hereof, the Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or shall have received from the Company or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding written notice thereof at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.  In the absence of any such notice or actual knowledge, and except for a default under Sections 6.01(1) or (2) hereof, the Trustee may conclusively assume that no Default or Event of Default exists.

(j)                                     The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder.

(k)                                  In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(l)                                     In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(m)                               The Trustee shall not at any time be under any duty or responsibility to any Holders to determine whether the Additional Interest is payable and the amount thereof.

(n)                                 Any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a board resolution.

(o)                                 The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which certificate may be updated and delivered to the Trustee at any time by the Company in its discretion.

Section 7.03          Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.  Any Paying Agent or Registrar may do the same with like rights.  However, the Trustee must comply with Sections 7.10 and 7.11 hereof and Trust Indenture Act Section 311.

Section 7.04           Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

Section 7.05           Notice of Defaults.

If a Default occurs and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee shall send to each Holder a notice of the Default within 90 days after it occurs.  Except in the case of an Event of Default specified in clauses (1) or (2) of Section 6.01, the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interests of the Holders.  Notice to Holders under this Section will be given in the manner and to the extent provided in Trust Indenture Act Section 313(c).

Section 7.06           Reports by Trustee to Holders of the Notes.

(a)                                  The Trustee shall transmit to Holders such reports concerning the Trustee and its actions under this Indenture as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant thereto.  The interval between transmission of reports to be transmitted at intervals shall be twelve months or such shorter time required by the Trust Indenture Act.  If the Trust Indenture Act does not specify the date on which a report is due, such report shall be due on March 1 of each year following the first issuance of Notes.

(b)                                 A copy of each such report shall, at the time of such transmission to Holders, be filed by the Trustee with each stock exchange upon which the Notes are listed, with the SEC and with the Company.  The Company shall promptly notify the Trustee in writing when the Notes are listed on any stock exchange and of any delisting therefrom.

Section 7.07           Compensation and Indemnity.

(a)                                  The Company and the Guarantors, jointly and severally, shall pay to the Trustee from time to time such compensation for its services as shall be agreed to in writing from time to time by the Company, the Guarantors and the Trustee.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services.  Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts.  The Company and the Guarantors, jointly and severally, shall indemnify the Trustee, its agents, representatives, officers, directors, employees and attorneys against any and all loss, liability, damage, claim (whether asserted by the Company, a Holder or any other person) or expense (including reasonable compensation and expenses and disbursements of the Trustee’s counsel) incurred by it in connection with the administration of this trust and the performance of its duties or in connection with the exercise or performance of any of its rights or powers hereunder.  The Trustee shall notify the Company promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder.  The Company shall defend the claim and the Trustee shall provide reasonable cooperation in such defense.  The Trustee may have separate counsel of its selection and the Company shall pay the fees and expenses of such counsel reasonably acceptable to the Company; provided, however, that the Company shall not be required to pay such fees and expenses if the Company assumes such defense unless there is a conflict of interest between the Company and the Trustee in connection with such defense as determined by Trustee in consultation with counsel.  Notwithstanding the foregoing, the Company need not reimburse any expense or indemnify against any loss, liability, damage, claim or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith.

(b)                                 To secure the Company’s payment obligations of the Company and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, other than money or property held in trust to pay principal of and interest, if any, on particular Notes.

(c)                                  The Company’s payment obligations pursuant to this Section 7.07 shall survive the resignation or removal of the Trustee and the discharge of this Indenture.  When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(a)(9) or (10) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

Section 7.08           Replacement of Trustee.

(a)                                  The Trustee may resign at any time by giving 30 days’ prior notice of such resignation to the Company and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing.  The Company shall remove the Trustee if:

(1)                                  the Trustee fails to comply with Section 7.10;

(2)                                  Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)                                  a receiver or public officer takes charge of the Trustee or its property; or

(4)                                  Trustee otherwise becomes incapable of acting.

(b)                                 If the Trustee resigns or has been removed by the Holders, Holders of a majority in principal amount of the outstanding Notes may appoint a successor Trustee. Otherwise, if the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the successor Trustee to replace it with another successor Trustee appointed by the Company.

(c)                                  A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall send a notice of its succession to Holders, and include in the notice its name and address of its Corporate Trust Office.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.07.

(d)                                 If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the Notes may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee.

(e)                                  If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in Trust Indenture Act Section 310(b), any Holder of Notes may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee with respect to the Notes.

(f)                                    Notwithstanding the replacement of the Trustee pursuant to this Section, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

(g)                                 The Trustee agrees to give the notices provided for in, and otherwise comply with Trust Indenture Act Section 310(b).

Section 7.09           Successor Trustee by Merger.

(a)                                  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall, if such resulting, surviving or transferee corporation or banking association is otherwise eligible under this Indenture, be the successor Trustee.

(b)                                 In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which the Notes provide or this Indenture provides that the certificate of the Trustee shall have.

Section 7.10           Eligibility; Disqualification.

The Trustee shall at all times satisfy the requirements of Trust Indenture Act Section 310(a).  The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.  The Trustee shall comply with Trust Indenture Act Section 310(b).

Section 7.11           Preferential Collection of Claims Against the Company.

The Trustee shall comply with Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b).  A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01           Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 8.02 or Section 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02           Legal Defeasance and Discharge.

(a)                                  Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”).  For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (1) and (2) below, and to have satisfied all of its other obligations under such Notes and this Indenture, including that of the Guarantors (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1)                                  the rights of Holders to receive payments in respect of the principal, premium, if any, and interest on the Notes when such payments are due, solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(2)                                  the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3)                                  the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)                                  this Section 8.02.

(b)                                 Following the Company’s exercise of its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

(c)                                  Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03           Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 3.10, 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.17, 4.18 and 9.07 and clause (4) of Section 5.01(a) with respect to the outstanding Notes, and the Guarantors (other than any direct or indirect parent entities of the Company) shall be deemed to have been discharged from their obligations with respect to all Note Guarantees (other than the Note Guarantee of any direct or indirect parent entities of the Company), on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to this Indenture and the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes and the Note Guarantee of any direct or indirect parent entities of the Company shall be unaffected thereby.  In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(3) (only with respect to covenants that are released as a result of such Covenant Defeasance), 6.01(a)(4) (only with respect to covenants that are released as a result of such Covenant Defeasance), 6.01(a)(5), 6.01(a)(6) (only with respect to covenants that are released as a result of such Covenant Defeasance), 6.01(a)(7), 6.01(a)(8), 6.01(a)(9) (solely with respect to Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary), 6.01(a)(10) (solely with respect to Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary) and 6.01(a)(11) (other than with respect to the Note Guarantee of any direct or indirect parent entities of the Company, in each case, shall not constitute Events of Default.

Section 8.04           Conditions to Legal or Covenant Defeasance.

(a)                                  The following shall be the conditions to the exercise of either the Legal Defeasance option under Section 8.02 or the Covenant Defeasance option under Section 8.03 with respect to the Notes:

(1)                                  the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants without consideration of any reinvestment of interest, to pay the principal of, and premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)                                  in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. or Canadian federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. and Canadian federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred and confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law upon which, in either case, the Opinion of Counsel regarding U.S. federal income tax consequences is based;

(3)                                  in the case of Covenant Defeasance, the Company has delivered to the Trustee (a) an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred and (b) either (1) an Opinion of Counsel in Canada reasonably acceptable to the Trustee, subject to customary assumptions and exclusions, or (2) a ruling from the Canada Revenue Agency, in each case, confirming that the Holders will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of such Covenant Defeasance and will be subject to Canadian federal, provincial or territorial income tax and other tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance not occurred;

(4)                                  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(5)                                  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6)                                  the Company has delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, including, without limitation, that no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the

Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization of similar laws affecting creditors’ rights generally;

(7)                                  the Company has delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others;

(8)                                  the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and

(9)                                  the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clause (8) above).

Section 8.05           Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

(a)                                  Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest on the Notes, but such money need not be segregated from other funds except to the extent required by law.

(b)                                 The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

(c)                                  Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06           Repayment to the Company.

Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

Section 8.07           Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or Government Securities in accordance with Section 8.02 or Section 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03, as the case may be; provided that, if the Company makes any payment of principal, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01           Without Consent of Holders.

(a)                                  Notwithstanding Section 9.02, without the consent of any Holder, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and the Note Guarantees to:

(1)                                  cure any ambiguity, omission, defect or inconsistency;

(2)                                  provide for the assumption by a successor of the obligations of the Company or any Guarantor under this Indenture or the Note Guarantees in accordance with Section 5.01;

(3)                                  provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(4)                                  to comply with the rules of any applicable Depositary;

(5)                                  add Guarantors with respect to the Notes or release a Guarantor from its obligations under its Note Guarantee or this Indenture in accordance with the applicable provisions of this Indenture;

(6)                                  secure the Notes and the Note Guarantees;

(7)                                  add covenants of the Company, its Restricted Subsidiaries or any Parent Guarantor or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders, or to surrender any right or power conferred upon the Company or any Guarantor;

(8)                                  make any change that does not adversely affect the legal rights under this Indenture of any Holder in any material respect;

(9)                                  evidence and provide for the acceptance of an appointment under this Indenture of a successor Trustee; provided that the successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(10)                            provide for the issuance of Exchange Notes or private exchange notes (which shall be identical to Exchange Notes except that they shall not be freely transferable) and which shall be treated, together with any outstanding Notes, as a single class of securities;

(11)                            conform the text of this Indenture, the Notes or the Note Guarantees to any provision of the “Description of notes” section of the Offering Memorandum to the extent that such provision in such “Description of notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Note Guarantees as evidenced by an Officers’ Certificate;

(12)                            make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes, Exchange Notes or, if Incurred in compliance with this Indenture, Additional Notes; provided, however, that (A) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(13)                            evidence and provide for the acceptance of appointment by a successor Trustee;

(14)                            to comply with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act; or

(15)                            to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture.

(b)                                 Upon the request of the Company, and upon receipt by the Trustee of the documents described in Section 12.04, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

(c)                                  After an amendment, supplement or waiver under this Section 9.01 becomes effective, the Company shall send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to send such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 9.02          With Consent of Holders.

(a)                                  Except as provided below in this Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and any Note Guarantee with the consent of the Holders of a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase, or tender offer or exchange offer for, Notes), and, subject to Section 6.04 and Section 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with the purchase of, or tender offer or exchange offer for, Notes).  Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

(b)                                 Upon the request of the Company, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 and Section 12.04, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

(c)                                  It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver.  It shall be sufficient if such consent approves the substance thereof.

(d)                                 After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to send such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

(e)                                  Without the consent of each affected Holder, no amendment, supplement or waiver under this Section 9.02 may:

(1)                                  reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)                                  reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3)                                  reduce the principal of or extend the Stated Maturity of any Note;

(4)                                  waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)                                  reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described in Section 3.07, Section 3.09, Section 3.10, Section 4.10 and Section 4.14 whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definition of “Change of Control”);

(6)                                  make any Note payable in money other than that stated in the Note;

(7)                                  impair the right of any Holder to receive payment of principal of, premium, if any, or interest (including Additional Amounts, if any) on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(8)                                  make any change in the amendment or waiver provisions which require each Holder’s consent; or

(9)                                  modify the Note Guarantees in any manner adverse to the Holders.

(f)                                    A consent to any amendment, supplement or waiver of this Indenture, the Notes or any Note Guarantee by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

Section 9.03           Compliance with Trust Indenture Act.

If this Indenture is qualified under the Trust Indenture Act, every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the Trust Indenture Act as then in effect.

Section 9.04          Revocation and Effect of Consents.

(a)                                  Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

(b)                                 The Company may, but shall not be obligated to, fix a record date pursuant to Section 1.05 for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver.

Section 9.05           Notation on or Exchange of Notes.

(a)                                  The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b)                                 Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06           Trustee to Sign Amendments, etc..

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  In executing any amendment, supplement or waiver, the Trustee shall receive and (subject to Section 7.01) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.04, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company and any Guarantor party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03).

Section 9.07           Payment for Consent.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to consent, waiver or amendment.

ARTICLE 10

GUARANTEES

Section 10.01         Guarantee.

(a)                                  Subject to this Article 10, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior unsecured basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (1) the principal, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and interest on the Notes, if any, if lawful, and all other Obligations of the Company to the Holders or the Trustee hereunder or under the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.  Failing payment by the Company when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)                                 The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.  Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture, or pursuant to Section 10.06.

(c)                                  Each of the Guarantors also agrees, jointly and severally, to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

(d)                                 If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e)                                  Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.  The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

(f)                                    Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made.  In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g)                                 In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h)                                 Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02         Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent conveyance or a fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.  Each Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.03         Execution and Delivery.

(a)                                  To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer or person holding an equivalent title.

(b)                                 Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(c)                                  If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantees shall be valid nevertheless.

(d)                                 The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

(e)                                  If required by Section 4.15, the Company shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 and this Article 10, to the extent applicable.

Section 10.04         Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

Section 10.05         Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 10.06         Release of Note Guarantees.

(a)                                  A Note Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Company or the trustee shall be required for the release of such Guarantor’s Note Guarantee, upon:

(1)                                  (A) in the case of a Subsidiary Guarantor, any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, amalgamation, consolidation or otherwise) of the Capital Stock of such Subsidiary Guarantor after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary, which sale, assignment, transfer, conveyance, exchange or other disposition is made in compliance with Section 4.10 (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with Section 4.10 needs to be applied in accordance therewith at such time) and Article 5; provided that (x) all the obligations of such Subsidiary Guarantor under all other Indebtedness of the Company and its Restricted Subsidiaries terminate upon consummation of such transaction and (y) any Investment of the Company or any other Subsidiary of the Company (other than any Subsidiary of such Subsidiary Guarantor) in such

Subsidiary Guarantor or any Subsidiary of such Subsidiary Guarantor in the form of an Obligation or Preferred Stock is repaid, satisfied, released and discharged in full upon such release;

(B)                                the release or discharge of such Guarantor from its Guarantee of Indebtedness of the Company and Restricted Subsidiaries under the Senior Credit Facility (including, by reason of the termination of the Senior Credit Facility) and all other Indebtedness of the Company and the Subsidiary Guarantors in excess of $25.0 million in aggregate principal amount, including, in the case of a Subsidiary Guarantor, the Guarantee that resulted in the obligation of such Subsidiary Guarantor to Guarantee the Notes, if such Subsidiary Guarantor would not then otherwise be required to Guarantee the Notes pursuant to this Indenture (and treating any Note Guarantees of such Subsidiary Guarantor that remain outstanding as Incurred at least 30 days prior to such release or discharge), except a discharge or release by or as a result of payment under such Note Guarantee; provided that if such Person has Incurred any Indebtedness in reliance on its status as a Subsidiary Guarantor under Section 4.09, such Subsidiary Guarantor’s obligations under such Indebtedness, as the case may be, so Incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under Section 4.09;

(C)                                the proper designation of any Subsidiary Guarantor as an Unrestricted Subsidiary; or

(D)                               the Company’s exercise of its Legal Defeasance option or, except in the case of a Note Guarantee of any direct or indirect parent of the Company, Covenant Defeasance option in accordance with Article 8 or the Company’s obligations under this Indenture being discharged in accordance with the terms of this Indenture; and

(2)                                  such Guarantor delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction and/or release have been complied with.

(b)                                 In the event that any released Subsidiary Guarantor thereafter guarantees Indebtedness under the Senior Credit Facility or guarantees any other debt of the Company or the Subsidiary Guarantors in excess of $25.0 million in aggregate principal amount, such former Subsidiary Guarantor shall again provide a Note Guarantee in accordance with Section 4.15.

(c)                                  At the written request of the Company, the Trustee shall execute and deliver any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable Note Guarantee.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01         Satisfaction and Discharge.

(a)                                  This Indenture will be discharged and will cease to be of further effect as to all Notes when either:

(1)                                        all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(2)                                        (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(B)                                no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or an Event of Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facility or any other material agreement or material instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(C)                                the Company has paid or caused to be paid all sums payable by it under this Indenture; and

(D)                               the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

(b)                                 In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.  Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of Section 11.01(a), the provisions of Section 11.02 and Section 8.06 shall survive.

Section 11.02         Application of Trust Money.

(a)                                  Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee, but such money need not be segregated from other funds except to the extent required by law.

(b)                                 If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01;

provided that if the Company has made any payment of principal, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent, as the case may be.

ARTICLE 12

MISCELLANEOUS

Section 12.01         Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act Section 318(c) in respect of Sections of the Trust Indenture Act that are incorporated by reference in this Indenture pursuant to Section 1.04, the imposed duties shall control.

Section 12.02         Notices.

(a)                                  Any notice or communication to the Company, any Guarantor or the Trustee is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail (certified or registered, return receipt requested), postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by facsimile or electronic transmission, to its address:

if to the Company or any Guarantor:

Thompson Creek Metals Company Inc.

26 West Dry Creek Circle, Suite 810

Littleton, CO 80120

Fax: 303-762-3511

Email: wcassity@tcrk.com

Attention: Wendy Cassity, Esq.

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Fax: 212 351-5237

Email: AFabens@gibsondunn.com; AFAdams@gibsondunn.com

Attention: Andrew Fabens, Esq.; Aaron Adams, Esq.

if to the Trustee:

Wells Fargo Bank, National Association

Corporate Trust Services, MAC N9311-110

650 Marquette Avenue South

Minneapolis, MN 55479

Fax: 612-667-9825

Email: lynn.m.steiner@wellsfargo.com

Attention: Thompson Creek Metals Account Manager

The Company, any Guarantor or the Trustee, by like notice, may designate additional or different addresses for subsequent notices or communications.

(b)                                 All notices and communications (other than those sent to Holders) shall be deemed to have been duly given, whether personally delivered, sent by facsimile or electronic transmission, or mailed by first-class mail to the address above in Section 12.02(a), shall be deemed duly given, regardless of whether the addressee receives such notice or communication; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

(c)                                  Any notice or communication to a Holder shall be delivered in person, sent electronically or mailed by first-class mail (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register or by such other delivery system as the Trustee agrees to accept and shall be deemed to be sufficiently given if so sent within the time prescribed.  Any notice or communication shall also be so mailed to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act.  Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(d)                                 Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.  Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(e)                                  Where this Indenture provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), pursuant to the applicable procedures of such Depositary, if any, prescribed for the giving of such notice.

(f)                                    The Trustee agrees to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured facsimile or electronic transmission; provided, however, that (1) the party providing such written notice, instructions or directions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner, and (2) such originally executed notice, instructions or directions shall be signed by an authorized representative of the party providing such notice, instructions or directions.  The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions.

(g)                                 If the Company sends a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 12.03        Communication by Holders with Other Holders.

Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Company, the Guarantors, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

Section 12.04         Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or any Guarantor to the Trustee to take any action under this Indenture, the Company or such Guarantor, as the case may be, shall furnish to the Trustee:

(1)                                        an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05) stating that, in the opinion of the signer(s), all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2)                                        an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 12.05         Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 or Trust Indenture Act Section 314(a)(4)) shall include:

(1)                                        a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)                                        a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)                                        a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officers’ Certificate as to matters of fact); and

(4)                                        a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 12.06         Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07         No Personal Liability of Directors, Officers, Employees, Members, Partners and Stockholders.

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.

Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

Section 12.08         Governing Law.

THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 12.09         Waiver of Jury Trial.

EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10         No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Restricted Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.11        Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors.  All agreements of the Trustee in this Indenture shall bind its successors.  All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06.

Section 12.12         Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.13         Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

Section 12.14         Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.15         U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.  The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 12.16         Payments Due on Non-Business Days.

In any case where any Interest Payment Date, redemption date or repurchase date or the Stated Maturity of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal, premium, if any, or interest on the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, redemption date or repurchase date, or at the Stated Maturity of the Notes; provided that no interest will accrue for the period from and after such Interest Payment Date, redemption date, repurchase date or Stated Maturity, as the case may be.

Section 12.17         Qualification of Indenture.

The Company and the Guarantors shall qualify this Indenture under the Trust Indenture Act in accordance with the terms and conditions of the Registration Rights Agreement and shall pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Company, the Guarantors and the Trustee) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes.  The Trustee shall be entitled to receive from the Company and the Guarantors any such Officers’ Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the Trust Indenture Act.

Section 12.18         Judgment Currency.

The obligation of the Company and each Guarantor  that is not organized in the United States of America in respect of any sum due to any Holder under this Indenture, the Notes or the Note Guarantees shall, notwithstanding any judgment in a currency other than U.S. dollars or any other applicable currency (the “Judgment Currency”), not be discharged until the first business day, following receipt by such Holder of any sum adjudged to be so due in the Judgment Currency, on which (and only to the extent that) such Holder may in accordance with normal banking procedures purchase U.S. dollars or any other applicable currency with the Judgment Currency; if the U.S. dollars or other applicable currency so purchased are less than the sum originally due to such Holder hereunder, the Company and each such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Holder against such loss.  If the U.S. dollars or other applicable currency so purchased are greater than the sum originally due to such Holder hereunder, such Holder agrees to pay to the Company or such Guarantor, as the case may be, an amount equal to the excess of the U.S. dollars or other applicable currency so purchased over the sum originally due to such Holder under this Indenture, the Notes or the Note Guarantees.

Section 12.19         Submission to Jurisdiction.

The Company and each Guarantor irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal courts sitting in the County and City of New York over any suit, action or proceeding arising out of or relating to this Indenture, the Notes or the Note Guarantees.  Service of any process, summons, notice or document by registered mail addressed to the Company or any Guarantor at the address above in Section 12.02 shall be effective service of process against the Company or any Guarantor for any suit, action or proceeding brought in any such court. The Company and each Guarantor irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  A final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Company and each Guarantor and may be enforced in any other courts to whose jurisdiction the Company is or may be subject, by suit upon judgment.  The Company and each Guarantor further agrees that nothing herein shall affect any Holder’s right to effect service of process in any other manner permitted by law or bring a suit action or proceeding (including a proceeding for enforcement of a judgment) in any other court or jurisdiction in accordance with applicable law.

Section 12.20         Waiver of Immunity.

To the extent that each of the Company and the Guarantors, or any of their respective properties, assets or revenues may have or may hereafter become entitled to, or have attributed to each of the Company and the Guarantors, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any Canadian, New York state or U.S. federal court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any such court in which proceedings may at any time be commenced, with respect to the obligations and liabilities of each of the Company and the Guarantors or any other matter under or arising out of or in connection with this Indenture, each of the Company and the Guarantors hereby irrevocably and unconditionally waives or will waive such right to the extent permitted by applicable law, and agree not to plead or claim, any such immunity and consent to such relief and enforcement.

[Signatures on following page]

THOMPSON CREEK METALS COMPANY INC.

By:	/s/ Pamela Saxton
	Name:	Pamela Saxton
	Title:	Chief Financial Officer and Vice President, Finance

BERG GENERAL PARTNER CORP.
BLUE PEARL MINING INC.
CYPRUS THOMPSON CREEK MINING COMPANY
LONG CREEK MINING COMPANY
MT. EMMONS MOLY COMPANY
TERRANE METALS CORP.
THOMPSON CREEK METALS COMPANY USA
THOMPSON CREEK MINING CO.
THOMPSON CREEK MINING LTD.
THOMPSON CREEK SERVICES ULC
as Guarantors

By:	/s/ Pamela Saxton
	Name:	Pamela Saxton
	Title:	Chief Financial Officer and Vice President, Finance

LANGELOTH METALLURGICAL COMPANY LLC

By:	/s/ Pamela Saxton
	Name:	Pamela Saxton
	Title:	Chief Financial Officer and Vice President, Finance of Thompson Creek Metals Company Inc., sole member of Langeloth Metallurgical Company LLC

BERG METALS LIMITED PARTNERSHIP

By:	/s/ Pamela Saxton
	Name:	Pamela Saxton
	Title:	Chief Financial Officer and Vice President, Finance of Berg General Partnership Corp., general partner of Berg Metals Limited Partnership

[Signature page to Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee,

By:	/s/ Lynn M. Steiner
	Name:	Lynn M. Steiner
	Title:	Vice President

[Signature page to Indenture]

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES,
ADDITIONAL NOTES AND EXCHANGE NOTES

Section 1.1             Definitions.

(a)  Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in the Indenture.  The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear or Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Distribution Compliance Period”, with respect to any Note, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S, notice of which day shall be promptly given by the Company to the Trustee, and (b) the date of issuance with respect to such Note or any predecessor of such Note.

“Euroclear” means Euroclear Bank S.A./N.Y., as operator of Euroclear systems Clearance System or any successor securities clearing agency.

“IAI” means an institution that is an “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act and is not a QIB.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Unrestricted Global Note” means any Note in global form that does not bear or is not required to bear the Restricted Notes Legend.

“U.S. person” means a “U.S. person” as defined in Regulation S.

(b) Other Definitions.

Term:	Defined in Section:
“Agent Members”	2.1(c)
“Definitive Notes Legend”	2.3(e)
“Global Note”	2.1(b)
“Global Notes Legend”	2.3(e)
“IAI Global Note”	2.1(b)

“OID Notes Legend”	2.3(e)
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(a)
“Restricted Notes Legend”	2.3(e)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(a)

Section 2.1             Form and Dating

(a)  The Initial Notes issued on the date hereof shall be (i) offered and sold by the Company to the Initial Purchasers and (ii) resold, initially only to (1) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (2) Persons other than U.S. persons in reliance on Regulation S (“Regulation S Notes”).  Such Initial Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and, except as set forth below, IAIs.

(b)  Global Notes.  Rule 144A Notes shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form, numbered RA-1 upward (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more global Notes, numbered RS-1 upward (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in the Indenture.  One or more global Notes in definitive, fully registered form without interest coupons and bearing the Global Notes Legend and the Restricted Notes Legend, numbered RIAI-1 upward (collectively, the “IAI Global Note”) shall also be issued on the Issue Date, deposited with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in the Indenture to accommodate transfers of beneficial interests in the Notes to IAIs subsequent to the initial distribution.  Beneficial ownership interests in the Regulation S Global Note shall not be exchangeable for interests in the Rule 144A Global Note, the IAI Global Note or any Note without a Restricted Notes Legend until the expiration of the Distribution Compliance Period.  The Rule 144A Global Note, the IAI Global Note, the Regulation S Global Note and any Unrestricted Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.”  Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 of the Indenture and Section 2.3(c) of this Appendix A.

(c)  Book-Entry Provisions.  This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.2 of this Appendix A and pursuant to an order of the Company signed by one Officer of the Company, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and

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(ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d)  Definitive Notes.  Except as provided in Section 2.3 or Section 2.4 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

Section 2.2             Authentication.  The Trustee shall authenticate and make available for delivery upon a written order of the Company signed by one Officer of the Company (a) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $350,000,000, (b) subject to the terms of the Indenture, Additional Notes, (c) the Exchange Notes for issue only in an Exchange Offer and pursuant to the Registration Rights Agreement and for a like principal amount of Initial Notes exchanged pursuant thereto and (d) any Unrestricted Global Notes issued in exchange for any of the foregoing in accordance with the Indenture.  Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, Additional Notes, Exchange Notes or Unrestricted Global Notes.

Section 2.3             Transfer and Exchange.

(a)  Transfer and Exchange of Definitive Notes for Definitive Notes.  When Definitive Notes are presented to the Registrar with a request:

(i)  to register the transfer of such Definitive Notes; or

(ii)  to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1)  shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(2)  in the case of Transfer Restricted Notes, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act, pursuant to Section 2.3(b) of this Appendix A or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:

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(A)  if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect (in the form set forth on the reverse side of the Initial Note); or

(B)  if such Definitive Notes are being transferred to the Company, a certification to that effect (in the form set forth on the reverse side of the Initial Note); or

(C)  if such Definitive Notes are being transferred pursuant to an exemption from registration in accordance with Rule 144A, Regulation S or Rule 144 under the Securities Act or in reliance upon another exemption from the registration requirements of the Securities Act, (x) a certification to that effect (in the form set forth on the reverse side of the Initial Note) and (y) if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the applicable legend set forth in Section 2.3(e)(i) of this Appendix A.

(b)  Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note.  A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below.  Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, together with:

(i) (A)  certification (in the form set forth on the reverse side of the Initial Note) that such Definitive Note is being transferred (1) to a Person who the transferor reasonably believes is a QIB and in accordance with Rule 144A, (2) to an IAI that has furnished to the Trustee a signed letter substantially in the form of Exhibit B or (3) outside the United States of America in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act or (B) such other certification and opinion of counsel as the Company shall require; and

(ii) written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled.  If no Global Notes are then outstanding, the Company may issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officers’ Certificate, a new Global Note in the appropriate principal amount.

(c)  Transfer and Exchange of Global Notes.  (i)  The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor.  A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note, or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited

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by an amount equal to the beneficial interest in the Global Note being transferred.  Transfers by an owner of a beneficial interest a Rule 144A Global Note or an IAI Global Note to a transferee who takes delivery of such interest through a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, shall be made only upon receipt by the Trustee of a certification in the form provided on the reverse side of the Initial Notes from the transferor to the effect that such transfer is being made in accordance with Regulation S, Rule 144 (if available), or another applicable exemption from registration under the Securities Act, and that, if such transfer is being made prior to the expiration of the Distribution Compliance Period, the interest transferred shall be held immediately thereafter through Euroclear or Clearstream.  In the case of a transfer of a beneficial interest in either a Regulation S Global Note (to the extent provided in Section 2.3(d) of this Appendix A) or a Rule 144A Global Note for an interest in an IAI Global Note, the transferee must furnish a signed letter substantially in the form of Exhibit B to the Trustee.

(ii)  If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii)  Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.4 of this Appendix A), a Global Note may not be transferred except as a whole and not in part by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d)  Restrictions on Transfer of Regulation S Global Note.  (i) Prior to the expiration of the Distribution Compliance Period, (A) the Regulation S Global Note shall be a temporary global security for purposes of Rules 903 and 904 under the Securities Act, whether or not designated as such on the face of such Note, and (B) interests in the Regulation S Global Note may only be held through Euroclear or Clearstream. During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures and only (1) to the Company, (2) so long as such Note is eligible for resale pursuant to Rule 144A, to a Person whom the selling holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB and to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (3) in an offer and sale that occur outside the United States within the meaning of Regulation S, (4) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) or another available exemption, (5) to an IAI purchasing for its own account, or for the account of an IAI, in a minimum principal amount of Notes of $250,000, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act or (6) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States of America.  Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through a Rule 144A Global Note or an IAI Global Note shall be made only in accordance with the Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Initial Notes to the effect that such transfer is being made to (x) a Person who the transferor reasonably believes is a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A or (y) an IAI purchasing for its own account, or for the account of such an IAI, in a minimum principal amount of the Notes of $250,000.  Such written certification shall no longer be required after the expiration of the

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Distribution Compliance Period.  In the case of a transfer of a beneficial interest in the Regulation S Global Note for an interest in the IAI Global Note, the transferee must furnish a signed letter substantially in the form of Exhibit B to the Trustee.

(ii)  Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of the Indenture.

(iii) Upon the expiration of the Distribution Compliance Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in an Unrestricted Global Note upon certification in the form provided on the reverse side of the Initial Notes to the effect that such beneficial interests are owned either (A) by non-U.S. persons (who are not dealers, as defined in the Securities Act) or (B) by U.S. persons (who are not dealers, as defined in the Securities Act) who purchased those interests pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act or (C) by dealers (as defined in the Securities Act) where such beneficial interests do not constitute the whole or a part of an unsold allotment to or subscription by such dealer for the Notes.  If no such Regulation S Global Note that is an Unrestricted Global Note is then outstanding, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officers’ Certificate, a new Global Note in the appropriate principal amount.

(e)  Legends.

(i)  Except as permitted by this Section 2.3(e) and Section 2.3(i) of this Appendix A, each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”; and the third paragraph of which is herein referred to as the “Canadian Restricted Legend”):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE

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ON REGULATION S], ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT  REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

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UNDER CANADIAN SECURITIES LAWS, UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE SEPTEMBER 21, 2011.

Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Each Global Note shall bear the following additional legend (“Global Notes Legend”):

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Any Note issued with original issue discount will also bear the following additional legend (“OID Notes Legend”):

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE ISSUER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT CHIEF FINANCIAL OFFICER, THOMPSON CREEK METALS COMPANY INC. AT 26 WEST DRY CREEK CIRCLE, SUITE 810, LITTLETON, COLORADO 80120, UNITED STATES OF AMERICA.

(ii)  Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the Restricted Notes Legend and the Definitive Notes Legend

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and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Initial Notes).

(iii)  After a transfer of any Initial Notes or Additional Notes during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Notes or Additional Notes, as the case may be, all requirements pertaining to the Restricted Notes Legend on such Initial Notes or Additional Notes shall cease to apply and the requirements that any such Initial Notes or Additional Notes be issued in global form shall continue to apply.

(iv) Upon the consummation of an Exchange Offer with respect to the Initial Notes or Additional Notes pursuant to which Holders of such Initial Notes or Additional Notes are offered Exchange Notes in exchange for their Initial Notes or Additional Notes, all requirements pertaining to Initial Notes or Additional Notes that Initial Notes or Additional Notes be issued in global form shall continue to apply, and Exchange Notes in global form without the Restricted Notes Legend shall be available to Holders that exchange such Initial Notes or Additional Notes in such Exchange Offer.

(v)  Upon a sale or transfer after the expiration of the Distribution Compliance Period of any Initial Note or Additional Note acquired pursuant to Regulation S, all requirements that such Initial Note or Additional Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note or Additional Note be issued in global form shall continue to apply.

(vi)  Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(vii)  Notwithstanding anything in the Indenture or this Appendix A to the contrary, the Canadian Restricted Legend will appear on any Initial Notes, Additional Notes or Exchange Notes that are issued prior to the date specified in the Canadian Restricted Legend, unless the Canadian Restricted Legend is no longer required under any applicable Canadian securities laws.

(f)  Cancellation or Adjustment of Global Note.  At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such reduction.

(g)  Obligations with Respect to Transfers and Exchanges of Notes.

(i)  To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes,

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assessments or similar governmental charge payable upon exchanges pursuant to Sections 2.10, 3.06, 3.10, 4.10, 4.14 and 9.05 of the Indenture).

(iii)  Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv)  All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.

(h)  No Obligation of the Trustee.

(i)  The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes.  All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note).  The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary.  The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii)  The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(i)  Exchange Offer.  Notes may be exchanged for Exchange Notes upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement and, upon such occurence, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 of the Indenture, the Trustee shall authenticate (i) one or more Global Notes without the Restricted Notes Legend in an aggregate principal amount equal to the principal amounts of the beneficial interests in the Global Notes tendered for acceptance by Persons that provide in the applicable letters of transmittal such certifications as are required by the Registration Rights Agreement and applicable law, and accepted for exchange in the Exchange Offer and (ii) Definitive Notes without the Restricted Notes Legend in an aggregate principal amount equal to the principal amount of the Definitive Notes tendered for acceptance by Persons that provide in the applicable letters of transmittal such certification as are required by the Registration Rights Agreement and applicable law, and accepted for exchange in the Exchange Offer.  Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate

10

principal amount of the applicable Global Notes with the Restricted Notes Legend to be reduced accordingly, and the Company shall execute and the Trustee shall authenticate and mail to the Persons designated by the Holders of the Definitive Notes so accepted Definitive Notes without the Restricted Notes Legend in the applicable principal amount.  Any Notes that remain outstanding after the consummation of the Exchange Offer, and Exchange Notes issued in connection with the Exchange Offer, shall be treated as a single class of securities under the Indenture.

Section 2.4             Definitive Notes.

(a)  A Global Note deposited with the Depositary or with the Trustee as Custodian pursuant to Section 2.1 or issued in connection with an Exchange Offer may be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 of this Appendix A and (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Company within 90 days of such notice or after the Company becomes aware of such cessation, or (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depository or (iii) the Company, in its sole discretion and subject to the procedures of the Depository, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under the Indenture.  In addition, any Affiliate of the Company or any Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note, by providing a written request to the Company and the Trustee and such Opinions of Counsel, certificates or other information as may be required by the Indenture or the Company or Trustee. Notwithstanding anything to the contrary in this Section 2.4. no Regulation S Global Note may be exchanged for a Definitive Note until the end of the Distribution Compliance Period applicable to such Regulation S Global Note and receipt by the Trustee and receipt by the Trustee and the Company of any certificates required by either of them pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act.

(b)  Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.  Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct.  Any certificated Initial Note or Additional Note in the form of a Definitive Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(e) of this Appendix A, bear the Restricted Notes Legend.

(c)  The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(d)  In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii) of this Appendix A, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

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EXHIBIT A

[FORM OF FACE OF NOTE]

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the OID Notes Legend, if applicable, pursuant to the provisions of the Indenture.]

CUSIP [                     ]

ISIN [                     ](1)

[RULE 144A][REGULATION S][IAI][GLOBAL] NOTE

7.375% Senior Notes due 2018

No. [RA- ] [RS- ] [RIAS- ] [U- ]	[Up to](2) [$ ]

THOMPSON CREEK METALS COMPANY INC.

promises to pay to [CEDE & CO.](3) [                              ] or registered assigns the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto](4) [of $               (               Dollars)](5) on June 1, 2018.

Interest Payment Dates:  June 1 and December 1, commencing December 1, 2011

Record Dates:  May 15 and November 15

(1)          Rule 144A Note CUSIP:  884768AA0

Rule 144A Note ISIN:   US884768AA07

Regulation S Note CUSIP:  C88518AA0

Regulation S Note ISIN: USC88518AA09

IAI Note CUSIP:  884768AB8

IAI Note ISIN:  US884768AB89

(2)          Include in Global Notes.

(3)          Include in Global Notes

(4)          Include in Global Notes

(5)          Include in Definitive Notes

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

THOMPSON CREEK METALS COMPANY INC.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated: [                              ] [    ], [    ]

[Reverse Side of Note]

7.375% Senior Notes due 2018

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.             INTEREST.  Thompson Creek Metals Company Inc., a British Columbia corporation (the “Company”), promises to pay interest on the principal amount of this Note at 7.375% per annum from and including May 20, 2011 until but excluding maturity and shall pay Additional Interest, if any, payable pursuant to the Registration Rights Agreement referred to below.  The Company shall pay interest semi-annually in arrears on June 1 and December 1, of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of original issuance; provided that the first Interest Payment Date shall be December 1, 2011.  The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes.  Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.             METHOD OF PAYMENT.  The Company shall pay interest on the Notes to the Persons who are registered holders of Notes at the close of business on the May 15 or November 15 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  Principal, premium, if any, and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose; provided that payment by wire transfer of immediately available funds shall be required with respect to principal, premium, if any, and interest on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent at least five Business Days prior to the applicable payment date.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.             PAYING AGENT AND REGISTRAR.  Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar.  The Company may change any Paying Agent or Registrar without notice to the Holders.  The Company or any Wholly-Owned Subsidiary incorporated or organized within the United States of America may act as Paying Agent (except for purposes of Section 8) or Registrar.

4.             INDENTURE.  The Company issued the Notes under an Indenture, dated as of May 20, 2011 (the “Indenture”), among Thompson Creek Metals Company Inc., the Guarantors named therein and the Trustee.  This Note is one of a duly authorized issue of notes of the Company designated as its 7.375% Senior Notes due 2018.  The Company shall be entitled to issue Additional Notes pursuant to Section 2.01 and 4.09 of the Indenture.  The Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture.  The terms of the Notes include those stated in the Indenture (which for greater certainty includes the right of exchange of the Notes provided in Appendix A to the Indenture, which is an express term of this Note)  and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).  The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust

Indenture Act for a statement of such terms.  Any term used in this Note that is defined in the Indenture shall have the meaning assigned to it in the Indenture.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.             REDEMPTION AND REPURCHASE.  The Notes are subject to optional redemption, and may be the subject of an Offer to Purchase, as further described in the Indenture.  The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

6.             DENOMINATIONS, TRANSFER, EXCHANGE.  The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture.  The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.

7.             PERSONS DEEMED OWNERS.  The registered Holder of a Note may be treated as its owner for all purposes.

8.             AMENDMENT, SUPPLEMENT AND WAIVER.  The Indenture, the Note Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

9.             DEFAULTS AND REMEDIES.  The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture.  Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

10.           AUTHENTICATION.  This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11.           ADDITIONAL RIGHTS OF HOLDERS OF TRANSFER RESTRICTED NOTES.  In addition to the rights provided to Holders under the Indenture, Holders of Transfer Restricted Notes shall have all the rights set forth in the Registration Rights Agreement, dated as of May 20, 2011, among the Company, the Guarantors named therein and the other parties named on the signature pages thereof (the “Registration Rights Agreement”), including the right to receive Additional Interest.

12.           GOVERNING LAW.  THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

13.           CUSIP AND ISIN NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture and the Registration Rights Agreement.  Requests may be made to the Company at the following address:

c/o Thompson Creek Metals Company Inc.

26 West Dry Creek Circle, Suite 810

Littleton, CO 80120

Fax: 303-762-3511

Email: wcassity@tcrk.com

Attention: Wendy Cassity, Esq.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR
REGISTRATION OF TRANSFER RESTRICTED NOTES

This certificate relates to $                   principal amount of Notes held in (check applicable space)          book-entry or            definitive form by the undersigned.

The undersigned (check one box below):

☐                                    has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or

☐                                    has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the applicable holding period referred to in Rule 144 under the Securities Act, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)                                  to the Company or subsidiary thereof; or

(2)                                  to the Registrar for registration in the name of the Holder, without transfer; or

(3)                                  pursuant to an effective registration statement under the Securities Act of 1933; or

(4)                                  to a Person that the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1993, as amended, (“Rule 144A”) under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A; or

(5)                                  outside the United States of America in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933 in compliance with Rule 904 under the Securities Act of 1933 (and if the transfer is being made prior to the expiration of the Distribution Compliance Period, the Notes shall be held immediately thereafter through Euroclear or Clearstream); or

(6)                                  to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(7)                                  pursuant to Rule 144 under the Securities Act of 1933 or another available exemption from registration under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Company or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Your Signature

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee	Signature of Signature Guarantor

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
	NOTICE:	To be executed by
an executive officer

TO BE COMPLETED IF THE HOLDER REQUIRES AN EXCHANGE
PURSUANT TO SECTION 2.3(d)(iii) OF APPENDIX A TO THE INDENTURE(6)

The undersigned represents and warrants that either:

☐                                    the undersigned is not a dealer (as defined in the Securities Act) and is a non-U.S. person (within the meaning of Regulation S under the Securities Act of 1933); or

☐                                    the undersigned is not a dealer (as defined in the Securities Act) and is a U.S. person (within the meaning of Regulation S under the Securities Act of 1933) who purchased interests in the Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act of 1933; or

☐                                    the undersigned is a dealer (as defined in the Securities Act) and the interest of the undersigned in this Note does not constitute the whole or a part of an unsold allotment to or subscription by such dealer for the Notes.

Dated:
Signature

(6)           Include only for Regulation S Global Notes.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.14

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$	(integral multiples of $1,000, provided that the unpurchased portion must be in a minimum principal amount of $2,000)

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $                    .  The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

*This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF
TRANSFEREE LETTER OF REPRESENTATION

Thompson Creek Metals Company Inc.

26 West Dry Creek Circle, Suite 810

Littleton, CO 80120

Fax No.: (303) 762-3511
Email: wcassity@tcrk.com
Attention: Wendy Cassity, Esq.

Wells Fargo Bank — DAPS Reorg.

MAC N9303-121

608 2nd Avenue South

Minneapolis, MN 55479

Telephone No.: (877) 872-4605

Fax No.: (866) 969-1290

Email: DAPSReorg@wellsfargo.com

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[       ] principal amount of the 7.375% Senior Notes due 2018 (the “Notes”) of Thompson Creek Metals Company Inc. (the “Company”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.  We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.  We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business.  We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2.  We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence.  We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Company, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) in a transaction

B-1

complying with the requirements of Rule 144A under the Securities Act (“Rule 144A”), to a person we reasonably believe is a qualified institutional buyer under Rule 144A (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States of America within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to compliance with any applicable state securities laws.  The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date.  If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act.  Each purchaser acknowledges that the Company and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Company and the Trustee.

TRANSFEREE:	,

by:

B-2

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of [                    ] [    ], 20[    ], among                                      (the “Guaranteeing Subsidiary”), a subsidiary of Thompson Creek Metals Company Inc., a British Columbia corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Company and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of May 20, 2011, providing for the issuance of an unlimited aggregate principal amount of 7.375% Senior Notes due 2018 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.                                       Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                       Guarantor.  The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof.

3.                                       Governing Law.  THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.                                       Waiver of Jury Trial.  EACH OF THE GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5.                                       Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

C-1

6.                                       Headings.  The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

C-2

EXHIBIT D

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

D-1